PROSPECTUS

 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-214274

RELIANT HOLDINGS, INC.

INITIAL PUBLIC OFFERING

Relating to the Resale of 3,585,000 Shares of Common Stock

The selling stockholders named in this prospectus are offering 3,585,000 shares of common stock offered through this prospectus for their own account.

 We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.

There is no current market for our common stock. The offering price is the stated, fixed price of $0.05 per share until the securities are quoted on the OTCQB Market operated by OTC Markets Group, Inc. (which we refer to herein as the OTCQB market), a national securities exchange or the NASDAQ trading market, and thereafter will be based upon fluctuating market prices.

A current prospectus must be in effect at the time of the sale of the shares of common stock discussed above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, as amended, the selling stockholders may be deemed to be underwriters.

Our common stock will be considered a “penny stock”, and subject to the requirements of Rule 15g-9, promulgated under the Exchange Act of 1934, as amended. “Penny stock” is generally defined as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

The required penny stock disclosures include the required delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market. In addition, various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for future filings. See “Description of Business: Government Regulations” and “Risk Factors” contained herein.

The purchase of the securities offered through this prospectus involves a high degree of risk. See the section entitled “Risk Factors” starting on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS AUGUST 14, 2017

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offers are being made hereby in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, information contained in this prospectus concerning our industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly-available information released by independent industry analysts and third party sources, as well as data from our internal research, and are based on assumptions made by us using data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.”

For investors outside the United States: we have not taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Unless the context requires otherwise, references to the “Company,” “we,” “us,” “our,” “Reliant” and “Reliant Holdings” and “Reliant Holdings, Inc.” refer specifically to Reliant Holdings, Inc. and its consolidated subsidiary, Reliant Pools, Inc.

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In addition, unless the context otherwise requires:

●       “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●       “SEC” or the “Commission” refers to the United States Securities and Exchange Commission; and

●       “Securities Act” refers to the Securities Act of 1933, as amended.

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PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire prospectus, especially the risks of investing in our common stock as discussed under “Risk Factors.”

Organizational History

We were formed as a Nevada corporation on May 19, 2014. On May 23, 2014, we, along with Reliant Pools, Inc., formerly Reliant Pools, G.P., which was formed in September 2013 (“Reliant Pools”) and the shareholders of Reliant Pools, entered into an Agreement for the Exchange of common stock (the “Exchange Agreement”). Pursuant to the Exchange Agreement, the shareholders of Reliant Pools exchanged 2.1 million shares of common stock, representing 100% of the outstanding common stock of Reliant Pools, for 2.1 million shares of our common stock (the “Exchange”). As a result of the Exchange, Reliant Pools became our wholly-owned subsidiary. The President of Reliant Pools, and its largest shareholder at the time of the Exchange was Michael Chavez, our President. The following shares of restricted common stock were issued in connection with the Exchange: 900,000 shares of common stock to Michael Chavez, our current Chief Executive Officer and sole director; 750,000 shares of common stock to Elijah May our current Chief Operating Officer; and 450,000 shares of common stock to Becky Spohn, our former Controller.

Description of Business Operations

 We, through our wholly-owned subsidiary, Reliant Pools, are an award winning, custom, swimming pool construction located in the greater Austin, Texas market. In the future we plan to offer maintenance services for residential pools as well. We assist customers with the design of, and then construct, recreational pools which blend in with the surroundings, geometric pools which complement the home’s architecture and water features (e.g., waterfalls and negative edge pools) which provide the relaxing sounds of moving water. We won four Association of Pool & Spa Professionals (ARSP) Region 3 Design Awards for our designs in 2016. Moving forward, we plan on expanding our operations through an accretive business model in which we plan to acquire competitors in both the custom pool construction and pool maintenance/service industries locally, regionally, and nationally.

To date, the majority of our growth has been through referral business. We offer a wide variety of pool projects based upon price and the desires of the client. When our sales personnel meet with a prospective customer, we provide them with an array of projects from the basic pool building to more high-end projects that may include waterfalls, mason work, backyard lighting and in-ground spas to highlight the outdoor living experience.

Risks Relating to Our Business and Our Industry

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” below. Some of these risks are:

●	the need for additional funding;
●	our lack of a significant operating history;
●	the fact that our majority stockholder has control over our voting stock;
●	the loss of key personnel or failure to attract, integrate and retain additional personnel;
●	corporate governance risks;
●	economic downturns;
●	the level of competition in our industry and our ability to compete;
●	our ability to respond to changes in our industry;
●	our ability to protect our intellectual property and not infringe on others’ intellectual property;
●	our ability to scale our business;
●	our ability to maintain supplier relationships;
●	our ability to obtain and retain customers;
●	our ability to execute our business strategy in a very competitive environment;

●	trends in and the market for recreational pools and services;
●	lack of insurance policies;
●	dependence on a small number of customers;
●	changes in laws and regulations;
●	the market for our common stock;
●	our ability to effectively manage our growth;
●	dilution to existing stockholders;
●	costs and expenses associated with being a public company;
●	economic downturns both in the United States and globally;
●	risk of increased regulation of our operations; and
●	other risk factors included under “Risk Factors” below.

Plan of Operations

We had a working capital deficit of $66,225 as of March 31, 2017. With our current cash on hand, expected revenues, and based on our current average monthly expenses, we anticipate the need for approximately $200,000 of additional funding in order to continue our operations at their current levels, and to pay the costs associated with being a public company, for the next 12 months, but may require additional funding in the future to support our operations and/or may seek to raise additional funding in the future to expand or complete acquisitions. The sources of this capital are expected to be equity investments, notes payable and advances from our shareholders, including Michael Chavez, our sole director. Our plan for the next twelve months is to continue using the same marketing and management strategies and continue providing a quality product with excellent customer service while also seeking to expand our operations organically or through acquisitions as funding and opportunities arise. As our business continues to grow, customer feedback will be integral in making small adjustments to improve the product and overall customer experience. In the event we require additional funding, we plan to raise that through the sale of debt or equity, which may not be available on favorable terms, if at all, and may, if sold, cause significant dilution to existing stockholders. If we are unable to access additional capital moving forward, it may hurt our ability to grow and to generate future revenues.

Penny Stock Rules

Our common stock will be considered a “penny stock”, and subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act of 1934, as amended. “Penny stock” is generally defined as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

The required penny stock disclosures include the required delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market. In addition, various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

●	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

●	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board, or PCAOB, may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure about our executive compensation arrangements;

●	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or stockholder approval of any golden parachute arrangements;

●	extended transition periods for complying with new or revised accounting standards; and

●	the ability to present more limited financial data, including presenting only three years of selected financial data in the registration statement, of which this prospectus is a part.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenue is $1.0 billion or more; (ii) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the end of the fiscal year during which the fifth anniversary of this offering occurs. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act.

We are choosing to irrevocably “opt in” to the extended transition periods available under Section 107 of the JOBS Act for complying with new or revised accounting standards, but we currently intend to take advantage of the other exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you invest.

Corporate Information

Our principal executive offices are located at 12343 Hymeadow Drive, Suite 3-A, Austin, Texas 78750, and our telephone number is (512) 407-2623. Our website address is www.reliantpools.com. The information on, or that may be accessed through, our website is not incorporated by reference into this registration statement and should not be considered a part of this registration statement.

Our logo, and other trade names, trademarks, and service marks of the Company appearing in this prospectus are the property of the Company. Other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders.

SUMMARY OF THE OFFERING:

Common Stock Offered by Selling Stockholders:	3,585,000 shares of common stock

Common Stock Outstanding Before The Offering:	14,585,000 shares

Common Stock Outstanding After The Offering:	14,585,000 shares

Use Of Proceeds:	We will not receive any proceeds from the shares offered by the selling stockholders in this offering, see also “Use of Proceeds”, below.

Limited Market:	There is currently no market for our common stock. We intend to apply to the OTCQB Market, a national securities exchange or the NASDAQ trading market, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting company. There may not be a market for our securities in the future. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Risk Factors:	You should read the “Risk Factors” section of this prospectus beginning on page 9 and all of the other information set forth in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Potential Need for Additional Financing:

We had a working capital deficit of $66,225 as of March 31, 2017. With our current cash on hand, expected revenues, and based on our current average monthly expenses, we anticipate the need for approximately $200,000 of additional funding in order to continue our operations at their current levels, and to pay the costs associated with being a public company, for the next 12 months, but may require additional funding in the future to support our operations and/or may seek to raise additional funding in the future to expand or complete acquisitions. The sources of this capital are expected to be equity investments, notes payable and advances from our shareholders, including Michael Chavez, our sole director. Our plan for the next twelve months is to continue using the same marketing and management strategies and continue providing a quality product with excellent customer service while also seeking to expand our operations organically or through acquisitions as funding and opportunities arise. As our business continues to grow, customer feedback will be integral in making small adjustments to improve the product and overall customer experience. In the event we require additional funding, we plan to raise that through the sale of debt or equity, which may not be available on favorable terms, if at all, and may, if sold, cause significant dilution to existing stockholders. If we are unable to access additional capital moving forward, it may hurt our ability to grow and to generate future revenues.

Address:	12343 Hymeadow Drive, Suite 3-A, Austin, Texas 78750

Telephone Number:	(512) 407-2623

General Information About This Prospectus

Unless otherwise noted, throughout this prospectus the number of shares of our common stock to be outstanding following this Offering is based on 14,585,000 shares of our common stock outstanding as of August 9, 2017.

SUMMARY FINANCIAL DATA

You should read the summary consolidated financial information presented below for March 31, 2017 and December 31, 2016 and 2015, for the three months ended March 31, 2017 and 2016, and the two years then ended December 31, 2016 and 2015. We derived the summary financial information from our unaudited consolidated financial statements for the three months ended March 31, 2017 and 2016 and our audited consolidated financial statements for the years ended December 31, 2016 and 2015, appearing elsewhere in this prospectus. You should read this summary consolidated financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this prospectus.

SUMMARY BALANCE SHEETS:

	March 31,	December 31,	December 31,
	2017	2016	2015
ASSETS
Cash	$44,237	$42,673	$186,000
Other current assets	26,528	29,758	32,528
Total current assets	70,765	72,431	218,528
Equipment, net of accumulated depreciation of $8,955 and $7,262, respectively.	25,971	27,664	421
Total Assets	$96,736	$100,095	$218,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	136,990	84,740	172,546
Long-term note payable	18,984	18,984	—
Total Liabilities	155,974	103,724	172,546
Retained earnings (deficit)	(117,188)	(61,579)	33,203
Total Stockholders’ Equity	(59,238)	(3,629)	46,403
Total Liabilities and Stockholders’ Equity	$96,736	$100,095	$218,949

SUMMARY STATEMENTS OF OPERATIONS:

	For the three months ended March 31,
	2017	2016
Revenue	$243,701	$527,373
Cost of goods sold	(174,750)	(430,890)
Gross Margin	68,951	96,483
Total Operating Expenses	(123,981)	(186,657)
Loss From Operations	(55,030)	(90,174)
Total Other Expense	(579)	(308)
Net Loss	$(55,609)	$(90,482)
Net Loss Per Common Share - Basic and Diluted	$(0.00)	$(0.01)
Weighted Average Common Shares Outstanding - Basic and Diluted	14,831,930	14,576,648

	For the year ended December 31,
	2016	2015
Revenue	$1,915,835	$1,118,665
Cost of goods sold	(1,435,726)	(821,911)
Gross Margin	480,109	296,754
Total Operating Expenses	(573,381)	(292,077)
Income (Loss) From Operations	(93,272)	4,677
Total Other Expense	(1,510)	(212)
Net Income (Loss)	$(94,782)	$4,465
Net Loss Per Common Share - Basic and Diluted	$(0.01)	$0.00
Weighted Average Common Shares Outstanding - Basic and Diluted	14,892,650	14,400,000

FORWARD-LOOKING STATEMENTS

Portions of this prospectus, including disclosure under “Management’s Discussion and Analysis or Plan of Operation,” contain forward-looking statements. These forward-looking statements which include words such as “anticipates”, “believes”, “expects”, “intends”, “forecasts”, “plans”, “future”, “strategy” or words of similar meaning, are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Forward-looking statements involve assumptions and describe our plans, strategies, and expectations. You can generally identify a forward-looking statement by words such as may, will, should, expect, anticipate, estimate, believe, intend, contemplate or project. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include among others set forth under “Risk Factors”:

●	the need for additional funding;
●	our lack of a significant operating history;
●	the fact that our majority stockholder has control over our voting stock;
●	the loss of key personnel or failure to attract, integrate and retain additional personnel;
●	corporate governance risks;
●	economic downturns;
●	the level of competition in our industry and our ability to compete;
●	our ability to respond to changes in our industry;
●	our ability to protect our intellectual property and not infringe on others’ intellectual property;
●	our ability to scale our business;
●	our ability to maintain supplier relationships;
●	our ability to obtain and retain customers;
●	our ability to execute our business strategy in a very competitive environment;
●	trends in and the market for recreational pools and services;
●	lack of insurance policies;
●	dependence on a small number of customers;
●	changes in laws and regulations;
●	the market for our common stock;
●	our ability to effectively manage our growth;
●	dilution to existing stockholders;
●	costs and expenses associated with being a public company;
●	economic downturns both in the United States and globally;
●	risk of increased regulation of our operations; and
●	other risk factors included under “Risk Factors” below.

With respect to any forward-looking statement that includes a statement of its underlying assumptions or basis, we caution that, while we believe such assumptions or basis to be reasonable and have formed them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material depending on the circumstances. When, in any forward-looking statement, we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but the stated expectation or belief may not result and may not be achieved or accomplished. All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by applicable law, including the securities laws of the United States and/or if the existing disclosure fundamentally or materially changes, we do not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect unanticipated events that may occur.

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent. The below risk factors include a discussion of all material risks which we believe are applicable to the Company, its operations and its securities.

Risks Related to Our Business Operations and Our Industry:

We may require additional financing, and we may not be able to raise funds on favorable terms or at all.

We had a working capital deficit of $66,225 as of March 31, 2017. With our current cash on hand, expected revenues, and based on our current average monthly expenses, we anticipate the need for approximately $200,000 of additional funding in order to continue our operations at their current levels, and to pay the costs associated with being a public company, for the next 12 months, but may require additional funding in the future to support our operations and/or may seek to raise additional funding in the future to expand or complete acquisitions. The sources of this capital are expected to be equity investments, notes payable and advances from our shareholders, including Michael Chavez, our sole director.

The most likely source of future funds presently available to us will be through the sale of equity capital. Any sale of share capital will result in dilution to existing stockholders. Furthermore, we may incur debt in the future, and may not have sufficient funds to repay our future indebtedness or may default on our future debts, jeopardizing our business viability.

 We may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to expand our operations and business, which might result in the value of our common stock decreasing in value or becoming worthless. Additional financing may not be available to us on terms that are acceptable. Consequently, we may not be able to proceed with our intended business plans. Substantial additional funds will still be required if we are to reach our goals that are outlined in this prospectus. Obtaining additional financing contains risks, including:

●	additional equity financing may not be available to us on satisfactory terms and any equity we are able to issue could lead to dilution for current stockholders;

●	loans or other debt instruments may have terms and/or conditions, such as interest rate, restrictive covenants and control or revocation provisions, which are not acceptable to management or our sole director;

●	the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain adequate debt financing; and

●	if we fail to obtain required additional financing to grow our business, we would need to delay or scale back our business plan, reduce our operating costs, or reduce our headcount, each of which would have a material adverse effect on our business, future prospects, and financial condition.

We may have difficulty obtaining future funding sources, if needed, and we may have to accept terms that would adversely affect stockholders.

We will need to raise funds from additional financing in the future to complete our business plan and may need to raise additional funding in the future to support our operations. We have no commitments for any financing and any financing commitments may result in dilution to our existing stockholders. We may have difficulty obtaining additional funding, and we may have to accept terms that would adversely affect our stockholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Additionally, we may raise funding by issuing convertible notes, which if converted into shares of our common stock would dilute our then stockholders’ interests. Lending institutions or private investors may impose restrictions on a future decision by us to make capital expenditures, acquisitions or significant asset sales. If we are unable to raise additional funds, we may be forced to curtail or even abandon our business plan.

If we do not continue to receive referrals from prior customers, our customer acquisition costs may increase, and our revenues may decrease. Bad reviews could decrease the demand for our services.

We rely on word-of-mouth advertising for a significant portion of our new customers. If our brand name suffers or the number of customers acquired through referrals drops, our costs associated with acquiring new customers and generating revenue will increase, which will, in turn, have an adverse effect on our gross margins. In the event we are unable to acquire new customers at the rate we currently acquire customers from referrals, our revenues will decline. Additionally, in the event any customers leave us bad reviews on internet review websites such as Yelp or social media, whether such reviews contain factual information or not, it may dissuade other potential customers from using our services, which similarly could reduce the demand for our services and our revenues.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available.

The ability of our business to grow and compete depends on the availability of adequate capital, which in turn depends in large part on our cash flow from operations and the availability of equity and debt financing. Our cash flow from operations may not be sufficient or we may not be able to obtain equity or debt financing on acceptable terms or at all to implement our growth strategy. As a result, adequate capital may not be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Because we have a limited operating history our future operations may not result in profitable operations.

There is no significant operating history upon which to base any assumption as to the likelihood that we will prove successful, and we may never achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail. We had a net loss of $55,609 for the three months ended March 31, 2017, compared to a net loss of $90,482 for the three months ended March 31, 2016. We had a net loss of $94,782 for the year ended December 31, 2016, compared to net income of $4,465 for the year ended December 31, 2015, an increase in net loss of $99,247. We may not generate profitable operations in the future to ensure our continuation.

The demand for our swimming pool construction and future planned maintenance services has been and will be adversely affected by unfavorable economic conditions.

Consumer discretionary spending affects our sales and is impacted by factors outside of our control, including general economic conditions, disposable income levels, consumer confidence and access to credit. In economic downturns, the demand for swimming pool construction and maintenance services may decline, often corresponding with declines in discretionary consumer spending, the growth rate of pool eligible households and swimming pool construction. Even in generally favorable economic conditions, severe and/or prolonged downturns in the housing market could have a material adverse impact on our financial performance. Such downturns expose us to certain additional risks, including but not limited to the risk of customer closures or bankruptcies, which could shrink our potential customer base and inhibit our ability to collect on those customers’ receivables.

We believe that homeowners’ access to consumer credit is a critical factor enabling the purchase of new pools. If there are prolonged unfavorable economic conditions and downturns in the housing market, it may result in significant tightening of credit markets, which limit the ability of consumers to access financing for new swimming pools, which could negatively impact our sales.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions in the future, funding permitting, which may not be available on favorable terms, if at all, we could have difficulty integrating the acquired company’s assets, personnel and operations with our own. We do not anticipate that any acquisitions or mergers we may enter into in the future would result in a change of control of the Company. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

●	the difficulty of integrating acquired products, services or operations;

●	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

●	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

●	the effect of any government regulations which relate to the business acquired;

●	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or operations, or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition; and

●	potential expenses under the labor, environmental and other laws of various jurisdictions.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We face intense competition both from within our industry and from other leisure product alternatives.

We face competition from both inside and outside of our industry. Within our industry, we directly compete against various regional and local pool construction companies and will compete directly in the future with regional and local maintenance companies. Outside of our industry, we compete indirectly with alternative suppliers of big ticket consumer discretionary products, such as boat and motor home distributors, and with other companies who rely on discretionary homeowner expenditures, such as home remodelers. New competitors may emerge as there are low barriers to entry in our industry.

We rely on our management and if they were to leave our company our business plan could be adversely effected.

We are largely dependent upon the personal efforts and abilities of our existing management, Michael Chavez (President and sole member of the Board of Directors); and Elijah May (Chief Operating Officer) who all play active roles in our operations. Moving forward, should any of the individuals described above be lost for any reason, the Company will incur costs associated with recruiting replacements and any potential delays in operations which this may cause. If we are unable to replace such individuals with suitably trained alternative individuals, we may be forced to scale back or curtail our business plan.

We do not currently have any employment agreements or maintain key person life insurance policies on our executive officers. If our executive officers do not devote sufficient time towards our business, we may never be able to effectuate our business plan.

We do not currently have any employment agreements in place with management.

The Company has not entered into an employment agreement with Michael Chavez (President and sole member of the Board of Directors), or Elijah May (Chief Operating Officer). As such, there are no contractual relationships guaranteeing these individuals will stay with the Company and continue its operations. In the event any of these individuals resign, the Company may be unable to get another officer and director to fill the void and performance may be significantly affected.

We are susceptible to adverse weather conditions.

Weather is one of the principal external factors affecting our business. For example, unseasonably late warming trends in the spring or early cooling trends in the fall can shorten the length of the pool season. Also, unseasonably cool weather or extraordinary rainfall during the peak season can decrease swimming pool use, installation and maintenance. These weather conditions adversely affect our sales. While warmer weather conditions favorably impact our sales, global warming trends and other significant climate changes can create more variability in the short term or lead to other unfavorable weather conditions that could adversely impact our sales or operations. Drought conditions or water management initiatives may lead to municipal ordinances related to water use restrictions, which could result in decreased pool installations and negatively impact our sales.

Our business is highly seasonal. Our results of operation fluctuate as a result of weather conditions and may be adversely affected by weather conditions and natural disasters.

Although we hope to reduce the seasonality of our sales over time by expanding our presence through acquisitions and expansion in other areas in the State of Texas (e.g., Houston, San Antonio, and Dallas/Fort Worth), at present our business remains highly seasonal and subject to the weather in the greater Austin, Texas area. Historically, approximately 60% of our net sales have been generated in the second and third quarters of the year. These quarters represent the peak months of both swimming pool use, installation, remodeling, repair and maintenance. Moreover, we typically incur net losses during the first quarter of the year. Unseasonably cold weather or extraordinary amounts of rainfall during the peak sales season can significantly reduce pool purchases and disrupt installation schedules, thereby adversely affecting sales and operating revenues. Our business is significantly affected by weather patterns. For example, unseasonably late warming trends can decrease the length of the pool season, and unseasonably cool weather and/or extraordinary amounts of rainfall in the peak season may decrease swimming pool use, resulting in lower maintenance needs and decreased sales.

Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, wildfires, droughts and floods can harm our business. These can delay construction, adversely affect the cost or availability of materials or labor, or damage projects under construction. In particular, because we operate in Austin, Texas our operations are subject to increased risk of wildfires. Furthermore, if our insurance does not fully cover losses resulting from these events or any related business interruption, our assets, financial condition and capital resources could be adversely affected.

We depend on a network of suppliers to source our products. Product quality or safety concerns could negatively impact our sales and expose us to legal claims.

We rely on manufacturers and other suppliers to provide us with the products we sell and distribute. As we increase the number of products we distribute, our exposure to potential liability claims may increase. The risk of claims may also be greater with respect to products manufactured by third-party suppliers outside the United States, particularly in China. Uncertainties with respect to foreign legal systems may adversely affect us in resolving claims arising from our foreign sourced products. Even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our company.

A terrorist attack or the threat of a terrorist attack could have a material adverse effect on our business.

Discretionary spending on leisure product offerings such as ours is generally adversely affected during times of economic or political uncertainty. The potential for terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility could create these types of uncertainties and negatively impact our business for the short or long term in ways that cannot presently be predicted.

Our inability to diversify our customer base could adversely impact our business and operating results, and expanding to new target markets may open us up to additional risks and challenges.

While we anticipate that a significant portion of our revenues will continue to be derived from customers in and around Austin, Texas, in the near-term, in order to achieve our long-term growth goals, we will need to diversify our customer base and product offerings and penetrate additional markets.

Our efforts to penetrate additional markets are generally in the early stages, and we may not be successful. We may dedicate significant resources to a targeted customer or industry before we achieve meaningful results or are able to effectively evaluate our success. As we target new customers and markets, we will also face different technological, pricing, supply, regulatory and competitive challenges that we may not have experience with. As a result, our efforts to expand to new markets may not succeed, may divert management resources from our existing operations and may require significant financial commitments to unproven areas of our business, all of which may harm our financial performance.

If we are unable to manage future growth effectively, our profitability and liquidity could be adversely affected.

Our ability to achieve our desired growth depends on our execution in functional areas such as management, sales and marketing, finance and general administration and operations. To manage any future growth, we must continue to improve our operational and financial processes and systems and expand, train and manage our employee base and control associated costs. Our efforts to grow our business, both in terms of size and in diversity of customer bases served, will require rapid expansion in certain functional areas and put a significant strain on our resources. We may incur significant expenses as we attempt to scale our resources and make investments in our business that we believe are necessary to achieve long-term growth goals. If we are unable to manage our growth effectively, our expenses could increase without a proportionate increase in revenue, our margins could decrease, and our business and results of operations could be adversely affected.

A significant amount of our revenues are due to only a small number of customers, and if we were to lose any of those customers, our results of operations would be adversely affected.

We had gross revenue of $243,701 and $527,373 for the three months ended March 31, 2017 and 2016, respectively. We had four customers representing more than 10% of gross revenue, and combined 87% of revenue for the three months ended March 31, 2017 and four customers representing more than 66% of gross revenues for the three months ended March 31, 2016.

We had gross sales of $1,915,835 and $1,118,665 for the years ended December 31, 2016 and 2015, respectively. The Company had no customers representing more than 10% of gross revenue for the year ended December 31, 2016 and two customers, each representing approximately 24% and 12% of gross revenues for the year ended December 31, 2015.

As a result, the majority of our revenues are due to only a small number of customers, and we anticipate this trend continuing moving forward. As a result, in the event our customers do not pay us amounts owed, terminate work in progress or we are unable to find new customers moving forward, it could have a materially adverse effect on our results of operations and could force us to curtail or abandon our current business operations.

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

●	changes in aggregate capital spending, cyclicality and other economic conditions;

●	the timing of large customer projects, to which we may have limited visibility and cannot control;

●	our ability to effectively manage our working capital;

●	our ability to generate increased demand in our targeted markets, particularly those in which we have limited experience;

●	our ability to satisfy consumer demands in a timely and cost-effective manner;

●	pricing and availability of labor and materials;

●	our inability to adjust certain fixed costs and expenses for changes in demand and the timing and significance of expenditures that may be incurred to facilitate our growth;

●	seasonal fluctuations in demand and our revenue; and

●	disruption in the supply of materials.

Our executive officers control a majority of our voting securities and therefore they have the ability to influence matters affecting our stockholders.

Our executive officers beneficially own approximately 58.3% of the issued and outstanding shares of our common stock. As a result, they have the ability to influence matters affecting our stockholders and will therefore exercise control in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investor who purchases shares will be a minority stockholder and as such will have little to no say in the direction of the Company and the election of directors. Additionally, it will be difficult if not impossible for investors to remove our current directors, which will mean they will remain in control of who serves as officers of the Company as well as whether any changes are made in the Board of Directors (currently consisting solely of Mr. Chavez). As a potential investor in the Company, you should keep in mind that even if you own shares of the Company’s common stock and wish to vote them at annual or special stockholder meetings, your shares will likely have little effect on the outcome of corporate decisions. Because our executive officers control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Additionally, the interests of our executive officers may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other stockholders.

Our officers and director lack experience in and with publicly-traded companies.

While we rely heavily on Michael Chavez (President and Chairman of the Board); and Elijah May (Chief Operating Officer), it is our goal to become a publicly traded company and they have little (Mr. Chavez) to no experience (Mr. May) serving as an officer or director of a publicly-traded company, or experience with the reporting requirements which public companies are subject to. Additionally, such persons have little to no significant experience with the financial accounting and preparation requirements of financial statements which we will be required to file on a quarterly and annual basis under the Exchange Act, assuming the registration statement, of which this prospectus forms a part, is declared effective. We plan to initially rely on our outside accountants and bookkeepers to help us create a system of accounting controls and procedures to maintain the Company’s accounting records, until such time, if ever, as we generate the revenues required to engage a separate Chief Accounting Officer, with accounting experience with publicly reporting companies. Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to our executives’ ultimate lack of experience with publicly-traded companies in general and especially in connection with their lack of experience with the financial accounting and preparation requirements of the Exchange Act.

Our President and sole director has previously been sanctioned by the Financial Industry Regulatory Authority.

As described below under “Directors, Executive Officers and Corporate Governance” – “Michael Chavez – President, Treasurer, Secretary, and Chairman (sole director)”, in October 2009, Michael Chavez, our President and sole director was barred from association with any Financial Industry Regulatory Authority (FINRA) member in any capacity. The sanction was based on findings that Mr. Chavez failed to disclose to his member firm that he opened and maintained a brokerage account at another firm; failed to disclose to the other firm that he was a registered representative with a member firm; that Mr. Chavez made material misrepresentations to his member firm about his outside business activity and made material misrepresentations to both firms regarding his outside securities account; that Mr. Chavez participated in firm audits and compliance questionnaires and falsely reported that he did not participate in any outside business activities; and that Mr. Chavez engaged in outside business activities without providing notice to his member firm and failed to appear for FINRA on-the-record interviews. Mr. Chavez was unaware at the time that his actions were against FINRA policy and accepted the FINRA bar and to surrender his trading licenses, which he no longer desired to maintain or utilize, instead of fighting the allegations made by FINRA, solely in an effort to quickly settle the matter and move on to future endeavors.

                While we do not anticipate Mr. Chavez’s FINRA bar having any direct affect on us or our operations, Mr. Chavez’s past FINRA sanction and negative perceptions regarding Mr. Chavez’s FINRA bar or the findings of FINRA, could cause some customers to choose alternative pool construction companies, could negatively effect our brand name and reputation in our industry, could cause some potential funding sources, consultants, service providers and investors, to decide to not enter into transactions with, or associate with, us, and could reduce the demand and market for our common stock, and could consequently, cause the value of our common stock to be valued at less than a similarly situated company, managed by a management team who did not have a similar sanction imposed on them by FINRA.

Because our executive officers are unable to devote their services to our company on a full-time basis, the performance of our business may suffer, our business could fail and investors could lose their entire investment.

●	Michael Chavez our President and sole director, currently devotes approximately 30 hours per week to our company; and

●	Elijah May our Chief Operating Officer, currently devotes approximately 40 hours per week to our company.

We depend heavily on the services of our executive officers and director. As a result, the management of our company could under-perform, our business could fail and investors could lose their entire investment.

If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.

The recreational pool construction and maintenance industry is highly competitive. We compete with numerous local competitors for such services. Many of our competitors are larger, more established companies with greater resources to devote to marketing, as well as greater brand recognition. In addition, the relatively low barriers to entry also permit new competitors to enter the industry easily. Moreover, if one or more of our competitors or suppliers were to merge, the change in the competitive landscape could adversely affect our competitive position. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales, margins, and profitability and our future prospects for success may be harmed.

The products we install and/or our services could contain defects or they may be installed or operated incorrectly, which could result in claims against us.

Defects may be found in our existing or future pool installations. This could result in, among other things, a delay in the recognition or loss of net sales and loss of market share. These defects could cause us to incur significant warranty, support, and repair costs, divert the attention of our employees from new projects, and harm our relationships with our customers. Defects or other problems in our installations could result in personal injury or financial or other damages to customers or third parties. Our customers and third parties could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend and the adverse publicity generated by such a claim against us or others in our industry could negatively impact our reputation.

We may be subject to various lawsuits and claims from time to time from customers, subcontractors, employees and third parties, which lawsuits and claims could have a material adverse effect on our results of operations.

Due to the nature of our business operations, we may become party to various lawsuits and claims which arise in the ordinary course of our business. These may include, but are not limited to, claims for personal injuries, product liability and personal property damage caused by our actions or actions that we fail to take, the actions or inactions of subcontractors we hire from time to time, products we install, our construction activities, or the actions of third parties which take place at our job sites. Although specific allegations may differ, we believe the majority of the lawsuits and claims we may face in the future will likely involve claims that we failed to construct pools and spas in accordance with plans and specifications or applicable construction codes and seek reimbursement for sums allegedly needed to remedy the alleged deficiencies, assert contract issues or will relate to personal injuries. We may also file lawsuits in certain cases pursuant to which we may seek contribution from our subcontractors and third parties for any damages and costs. The outcome of litigation is difficult to assess or quantify. Lawsuits can result in the payment of substantial damages by defendants. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. Any resources that we, our management or employees are forced to expend in the future, defending or prosecuting lawsuits, including, but not limited to legal fees and expenses, time spent away from our business activities and customers, and damages and other liabilities we are forced to pay in any lawsuits, could have a material adverse effect on our results of operations, could force us to curtail our business operations or if material enough, could force us to seek bankruptcy protection in the future, which could cause the value of any investment in the Company to decline to zero.

A failure to meet customer specifications or expectations could result in lost revenues, increased expenses, negative publicity, claims for damages and harm to our reputation.

A failure or inability by us to meet a future client’s expectations could damage our reputation and adversely affect our ability to attract new business and result in delayed or lost revenue. In the event the pools we complete are not up to the expectations and standards of our clients, we face negative publicity and our reputation could be hurt. Furthermore, we may be sued or unable to collect accounts receivable if a future client is not satisfied with our services.

In addition, any failure to meet customers’ specifications or expectations could result in:

●	delayed or lost revenue;

●	requirements to provide additional services to a customer at reduced charges or no charge; and

●	claims by customers for substantial damages against us, regardless of our responsibility for such failure, which may not be covered by insurance policies and which may not be limited by contractual terms.

Because many of our customers require financing for pool and spa installations, increases in interest rates could lower demand for our services.

A significant percentage of our customers finance their pool and spa installations. Increases in interest rates could lower demand for our services because borrowing costs to potential customers seeking to add pools or spas would increase. Even if potential customers do not need financing, changes in interest rates could make it harder for them to sell their existing homes to potential buyers who need financing and could therefore make them less willing to increase the value of their homes through the construction of pools and spas. This could prevent or limit our ability to attract new customers and decrease demand for our services, which could have a material adverse effect on our results of operations.

Government regulations could increase the cost of, or delay, our construction and remodeling projects and adversely affect our business or financial results.

We are subject to extensive and complex regulations that affect land development and home construction, including zoning, design and building standards as well as rules and regulations concerning land use and the protection of health and the environment including those governing the discharge of pollutants to water and air, the handling of hazardous materials and the cleanup of contaminated sites. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water and sewage facilities and other local services. The particular impact and requirements of environmental regulations vary greatly according to the site, the site’s environmental conditions and the present and former use of the site. We expect that increasingly stringent requirements will be imposed on construction companies in the future. Regulatory issues and environmental laws may result in delays, cause us to implement time consuming and expensive compliance programs and prohibit or severely restrict projects in certain environmentally sensitive regions or areas. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials. Furthermore, we could incur substantial costs, including cleanup costs, fines, penalties and other sanctions and damages from third-party claims for property damage or personal injury, as a result of our failure to comply with, or liabilities under, applicable environmental laws and regulations. Finally, while we currently pass the costs of permitting and compliance on to our customers, if such costs increase in the future, customers may be unwilling to pay such costs, and it could result in a decrease in demand for our services or our margins.

We could be adversely affected if any of our significant customers default in their obligations to us.

Defaults by any of our customers could have a significant adverse effect on our revenues, profitability and cash flow, which may be exacerbated by the fact that we have a limited number of customers. Our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons deriving from the current general economic environment. If a customer defaults on its obligations to us, it could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Corporate governance and reporting risks:

We face corporate governance risks and negative perceptions of investors associated with the fact that we currently have only one director, who is not independent.

Currently, Michael Chavez, our Chief Executive Officer, serves as our sole director. As such, Mr. Chavez can, among other things, declare himself discretionary bonuses, and determine his own compensation level. As such, Mr. Chavez has significant control over our business direction. Additionally, there are no independent members of the Board of Directors available to second and/or approve related party transactions involving Mr. Chavez, including the compensation paid to Mr. Chavez, and any future employment agreements we enter into with such individual. Therefore, investors may perceive that because no other directors are approving related party transactions involving Mr. Chavez, that such transactions are not fair to the Company. The price of our common stock may be adversely affected and/or devalued compared to similarly sized companies with multiple unrelated and independent officers and directors due to the investing public’s perception of limitations facing our Company due to the above.

Any material weaknesses in our internal control over financial reporting could, if not remediated, result in material misstatements in our financial statements.

As a public company reporting to the Securities and Exchange Commission, we will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, including Section 404(a), subject to the phase in described in greater detail below under “The JOBS Act also allows us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.”, that requires that we annually evaluate and report on our systems of internal controls. If material weaknesses or significant deficiencies in our internal controls are discovered or occur in the future, our financial statements may contain material misstatements and we could be required to restate our financial results. This could result in a decrease in our stock price (if any), securities litigation, and the diversion of significant management and financial resources.

In the future, if we cease to meet the criteria to be considered an “emerging growth company” or a “smaller reporting company,” we will also become subject to Section 404(b) of the Sarbanes-Oxley Act, which requires an auditor attestation of the effectiveness of our internal controls over financial reporting. This additional requirement will increase our financial, accounting and administrative costs, and other related expenses, which may be significant to our financial results. In addition, due to our limited internal resources, further compliance efforts put additional strain on our resources. Despite our efforts, if our auditors are unable to attest to the effectiveness of our internal controls, we may be subject to regulatory scrutiny and higher risk of stockholder litigation, which could harm our reputation, lower our stock price or cause us to incur additional expenses.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because we only have one director, who is not independent, we do not currently have an independent audit or compensation committee. As a result, our directors have the ability to, among other things, determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

We will incur ongoing costs and expenses for SEC reporting and compliance and without sufficient revenues we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Once our registration statement, of which this prospectus forms a part, becomes effective, in order for us to remain in compliance with our on-going reporting requirements, we may require additional capital and/or future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources, or require us to obtain additional capital through the sale of equity or debt. If we are unable to further capitalize the Company or generate sufficient revenues to remain in compliance, it may be difficult for you to resell any shares you may purchase, if at all. There will be ongoing costs and expenses for SEC reporting, including the general booking and accounting costs for the preparation of the financial quarterly (Form 10-Qs) and annual filings (Form 10-Ks), and auditor’s fees. Further, there will be processing costs in preparing and converting documents and disclosures through the EDGAR filing system, including certain cost for the XBRL that will be required as part of the EDGAR filing. We estimate that these costs could result in up to $75,000 per year of initial ongoing costs.

 Our Articles of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Articles of Incorporation and Bylaws, as amended, generally limit our officers’ and directors’ personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation, and Bylaws, each as amended and restated, provide indemnification for our officers and directors to the fullest extent authorized by the Nevada Revised Statutes against all expense, liability, and loss, including attorney’s fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a “Proceeding”) to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise whether the basis of the Proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company’s assets. Stockholders who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act, and the rules and regulations thereunder is against public policy and therefore unenforceable.

Risks relating to this offering and our common stock:

Stockholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our Board of Directors (currently consisting solely of Mr. Chavez) will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued shares of common stock. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing stockholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

Nevada law and our articles of incorporation authorize us to issue shares of stock, which shares may cause substantial dilution to our existing stockholders.

We have authorized capital stock consisting of 70,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this prospectus, we have 14,585,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As a result, our Board of Directors (currently consisting solely of Mr. Chavez) has the ability to issue a large number of additional shares of common stock without stockholder approval, which if issued could cause substantial dilution to our then stockholders. Additionally, shares of preferred stock may be issued by our Board of Directors without stockholder approval with voting powers, and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors, which may be greater than the shares of common stock currently outstanding. As a result, shares of preferred stock may be issued by our Board of Directors which cause the holders to have super majority voting power over our shares, provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock stockholders and/or have other rights and preferences greater than those of our common stock stockholders. Investors should keep in mind that the Board of Directors has the authority to issue additional shares of common stock and preferred stock, which could cause substantial dilution to our existing stockholders. Additionally, the dilutive effect of any preferred stock, which we may issue may be exacerbated given the fact that such preferred stock may have super majority voting rights and/or other rights or preferences which could provide the preferred stockholders with voting control over us subsequent to this offering and/or give those holders the power to prevent or cause a change in control. As a result, the issuance of shares of common stock and/or preferred stock may cause the value of our securities to decrease and/or become worthless.

Because there is no public market for our common stock, our stockholders may not be able to resell their shares at or above the price at which they purchased their shares, or at all.

There is currently no market for our common stock and a market may not develop in the future. We intend to have our common stock quoted on the OTCQB market after the registration statement, of which this prospectus is a part, is declared effective by the SEC. If for any reason our common stock is not quoted on the OTCQB or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

Even if a trading market develops, we cannot predict how liquid that market might become. The initial public offering price may not be indicative of prices that will prevail in the trading market. The initial public offering price of the common stock was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the initial public offering price. The trading price of our common stock following the offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control.

These factors include:

●	Quarterly variations in our results of operations or those of our competitors;

●	Announcements by us or our competitors;

●	Disruption to our operations;

●	Commencement of, or our involvement in, litigation;

●	Any major change in our board or management;

●	Changes in governmental regulations or in the status of our regulatory approvals; and

●	General market conditions and other factors, including factors unrelated to our own operating performance.

 In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such public companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This type of litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Because future sales by our stockholders could cause the stock price to decline, our investors may lose money on the purchase of our stock.

No predictions can be made of the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

We may continue to have potential liability for certain issuances of shares of common stock in possible violation of federal and state securities laws.

In September 2016, we discovered that we may have not provided the investors in our January 2016 to September 2016 offering all information and materials (including current audited financial statements), as is required under the Securities Act in order to claim an exemption from registration pursuant to Rule 506 of the Securities Act. We believe that all such transactions still complied with, and were exempt from registration under Section 4(a)(2) of the Securities Act. Nevertheless, based on the above, we offered the January 2016 to September 2016 purchasers of our common stock the right to rescind their previous purchases and receive, in exchange for any shares relinquished to us, a payment equal to their original purchase price plus interest at the applicable statutory rate in the state in which they reside. The rescission offer expired at 5:00 pm (CST) on October 26, 2016. None of the prior purchasers opted to rescind their prior purchases in connection with the rescission offer.

During the first quarter of fiscal 2017, we learned that Michael Chavez, our President and sole director was barred from association with any FINRA member in any capability (as described below under “Directors, Executive Officers and Corporate Governance” – “Michael Chavez – President, Treasurer, Secretary, and Chairman (sole director)”). Mr. Chavez similarly became aware of the FINRA bar at the same time, previously believing that FINRA had agreed that he would terminate his FINRA license and settle the outstanding claims raised by FINRA without any other penalties or permanent bar. Pursuant to Rule 506(d), Rule 506 of the Securities Act, is not available for a sale of securities if the issuer; any predecessor of the issuer; any affiliated issuer; any director, executive officer, other officer participating in the offering, general partner or managing member of the issuer; any beneficial owner of 20% or more of the issuer’s outstanding voting equity securities, has been subject to certain disqualifying events after September 23, 2013, including: certain criminal convictions; certain court injunctions and restraining orders; final orders of certain state and federal regulators; certain SEC disciplinary orders; certain SEC cease-and-desist orders; SEC stop orders and orders suspending the Regulation A exemption; suspension or expulsion from membership in a self-regulatory organization (SRO), such as FINRA, or from association with an SRO member; or U.S. Postal Service false representation orders. However, in the event the disqualifying event occurred prior to September 23, 2013, the issuer is not prohibited from relying on Rule 506, provided that pursuant to Rule 506(e) of the Securities Act, an issuer is required to furnish to each purchaser, a reasonable time prior to sale, a description in writing of any matters that would have triggered disqualification under Rule 506(d)(1), but occurred before September 23, 2013.

As Mr. Chavez’s FINRA bar constituted a disqualifying event under Rule 506(d), the Company was required to furnish to each purchaser of securities of the Company, a reasonable time prior to sale, a description in writing of such event. The Company did not do that, because as described above, the Company and Mr. Chavez only recently became aware of the FINRA bar. Notwithstanding the fact that the Company was not aware of Mr. Chavez’s FINRA bar, the Company determined that such failure to provide such information may prohibit the Company from relying on a Rule 506 exemption for prior issuances and sales of shares. We believe that all such transactions still complied with, and were exempt from registration under Section 4(a)(2) of the Securities Act, and as a result, management determined that the Company would offer rescission to all of its shareholders in April 2017. In connection therewith, in April 2017, we offered every shareholder of our common stock the right to rescind their previous purchases and acquisitions and to receive, in exchange for any shares relinquished to us, a payment equal to their original purchase price or consideration provided, plus interest at the applicable statutory rate in the state in which they reside. The rescission offer expired at 5:00 pm (CST) on April 29, 2017. None of our shareholders opted to rescind their prior purchase/acquisitions in connection with the rescission offer.

The federal securities laws and certain state securities laws do not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of securities that was not registered under the relevant securities laws as required. Accordingly, we may continue to be potentially liable under certain securities laws for the offer and sale of the shares sold and issued between May 2014 and September 2016, totaling $57,950 of securities in aggregate, along with statutory interest on such shares, even after we completed our rescission offers.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold in this offering, you may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state, or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. We may not be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and limit a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of their investment.

The initial offering price of this offering has been arbitrarily determined by our management.

The initial offering price of the shares registered in the registration statement of which this prospectus forms a part, has been arbitrarily determined by us. The offering price of the shares bears no relationship to our assets, earnings or book value, or any other objective standard of value. Because of this, the actual value of our securities may be significantly less than the offering price of $0.05 per share, which selling stockholders will be required to sell their shares at prior to us obtaining a market for our common stock. As a result, if you purchase shares of our common stock at the fixed offering price of $0.05 per share, the value of your securities may decline in value or have significantly less value when you attempt to sell such shares.

We have not paid any cash dividends in the past and have no plans to issue cash dividends in the future, which could cause the value of our common stock to have a lower value than other similar companies which do pay cash dividends.

We have not paid any cash dividends on our common stock to date and do not anticipate any cash dividends being paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion. As we have no plans to issue cash dividends in the future, our common stock could be less desirable to other investors and as a result, the value of our common stock may decline, or fail to reach the valuations of other similarly situated companies who have historically paid cash dividends in the past.

Stockholders may face significant restrictions on the resale of our common stock due to federal regulations of penny stocks.

Our common stock will be subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act of 1934, as amended, as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of Company stockholders to sell their securities in the secondary market.

If our common stock is not approved for quotation on the OTCQB, a national securities exchange or the Nasdaq trading market, it could make it difficult to sell shares of our common stock and/or cause the value of our common stock to decline in value.

In order to have our common stock quoted on the OTCQB, a national securities exchange or the Nasdaq trading market, we will need to first have our registration statement, of which this prospectus forms a part, declared effective by the SEC; then engage a market maker, who will file a Form 15c2-11 with the Financial Industry Regulatory Authority (“FINRA”); and clear FINRA comments to obtain a trading symbol on the OTCQB, the national securities exchange or the NASDAQ trading market. Assuming we clear SEC comments and assuming we clear FINRA comments, we anticipate receiving a trading symbol and having our shares of common stock quoted on the OTCQB in approximately one (1) to two (2) months after the effectiveness of our registration statement. In the event we are unable to have our registration statement declared effective by the SEC or our Form 15c2-11 is not approved by FINRA, we may be unable to have our common stock quoted or listed publicly, which could make it more difficult for our then stockholders to sell shares of common stock which they own. As a result, the value of our common stock will likely be less than it would otherwise due to the difficulty stockholders will have in selling their shares. If we are unable to obtain clearance to quote our securities on the OTCQB, a national securities exchange or the NASDAQ trading market, it may be difficult for us to raise capital and we could be forced to curtail or abandon our business operations, and as a result, the value of our common stock could become worthless.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of the date of this prospectus, we have 3,585,000 shares of our common stock held by non-affiliates (all of which shares are being registered herein) and 11,000,000 shares held by affiliates which Rule 144 of the Securities Act defines as “restricted securities.” A total of 3,585,000 shares of common stock being registered hereunder will be available for resale as of the date of effectiveness of the registration statement of which this prospectus is a part. All of the restricted shares outstanding that are not being registered hereunder will be available for sale under Rule 144 beginning six months after the date our registration statement is declared effective by the Commission, although shares held by affiliates will be subject to restrictions relating to the amount that may be sold in any 90 day period and manner in which such sales may be made, among other limitations. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

This prospectus permits the selling stockholders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes 3,585,000 shares being offered by existing stockholders. To the extent that these shares are sold into the market, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

Risks relating to the JOBS Act:

The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a “large accelerated filer” (with at least $700 million in public float) under the Exchange Act. For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described in further detail in the risk factors below. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, as is currently our plan, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

Our election not to opt out of JOBS Act extended accounting transition period may not make our financial statements easily comparable to other companies.

Pursuant to the JOBS Act, as an “emerging growth company”, we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board (PCAOB) or the SEC. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an “emerging growth company”, can adopt the standard for the private company. This may make a comparison of our financial statements with any other public company which is not either an “emerging growth company” nor an “emerging growth company” which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The JOBS Act also allows us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

●	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

●	be exempt from the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd–Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

●	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended and instead provide a reduced level of disclosure concerning executive compensation; and

●	be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

           Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company’s independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company’s internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which it would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the resale of already issued and outstanding shares of common stock by the selling stockholders which are offered in this prospectus.

LEGAL PROCEEDINGS

We are not aware of any pending legal proceeding to which we are a party or to which our property is subject to any pending legal proceeding.

However, from time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

 DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the name, age and position of each director and executive officer of the Company. There are no other persons who can be classified as a promoter or controlling person of the Company. The officers and sole director of the Company are as follows:

Name	Age	Position	Date First Appointed as Officer or Director
Michael Chavez	38	President, Chief Executive Officer, and Chairman of the Board of Directors (sole director)	May 2014

Elijah May	39	Chief Operating Officer	May 2014

Our director and any additional directors we may appoint in the future are elected annually and will hold office until our next annual meeting of the shareholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors (currently consisting solely of Mr. Chavez), absent any employment agreement. Our officers and directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining directors.

The business experience of each of the persons listed above is as follows:

Michael Chavez – President, Treasurer, Secretary, and Chairman (sole director)

Mr. Chavez, who helped co-found the Company, has served as the founder and President of Ridge Point Capital, LLC, a private equity firm focused on investing in small and micro-cap public companies, since May 2007. He is responsible for leading the development and implementation of the Company’s strategy. Mr. Chavez started his career at Morgan Stanley Dean Witter and has over 17 years of experience in the financial industry. In 1999, Mr. Chavez led the procurement of an Austin based circuit board manufacturing company, CCM Manufacturing Technologies, to becoming a publicly traded entity. Prior to forming Ridge Point Capital, Mr. Chavez provided investment banking services to small and intermediate emerging growth companies for the Oxford Corporate Finance Company and as principal of JLML Holdings, Inc. Mr. Chavez directed the acquisition and management of the company’s commercial and residential development holdings. Mr. Chavez is currently an active member of the Greater Austin Hispanic and Texas Association of Mexican American Chambers of Commerce, a Member of the Hispanic Austin Leadership Alumni, and a member of the Mexi-Arte Museum in Austin, Texas.

In October 2009, Mr. Chavez (whose legal name is Miguel Alberto Chavez) was barred from association with any Financial Industry Regulatory Authority (FINRA) member in any capacity. The sanction was based on findings by FINRA that Mr. Chavez failed to disclose to his member firm that he opened and maintained a brokerage account at another firm, and failed to disclose to the other firm that he was a registered representative with a member firm. The findings stated that Mr. Chavez made material misrepresentations to his member firm about his outside business activity and made material misrepresentations to both firms regarding his outside securities account. The findings also stated that Mr. Chavez participated in firm audits and compliance questionnaires and falsely reported that he did not participate in any outside business activities. The findings also included that Mr. Chavez engaged in outside business activities without providing notice to his member firm and failed to appear for FINRA on-the-record interviews. (FINRA Case #2007009200801). Mr. Chavez was unaware at the time that his actions were against FINRA policy and accepted the FINRA bar and to surrender his trading licenses, which he no longer desired to maintain or utilize, instead of fighting the allegations made by FINRA, solely in an effort to quickly settle the matter and move on to future endeavors.

Mr. Chavez was also the President, Chief Executive Officer, Chief Financial Officer, Secretary, director and 54.2% owner of Allmarine Consultants Corp. (File No. 333-130492)(“Allmarine”) from May 19, 2005 until August 29, 2007, the date that Allmarine completed the acquisition of BAXL Technologies, Inc. (“BAXL”) in a merger (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of May 25, 2007 (the “Merger Agreement”), by and among Allmarine, BAXL, and Allmarine Acquisition Corporation (“AAC”), Allmarine’s wholly-owned subsidiary.

Allmarine planned to specialize in the administration of ship and corporate registries and provide maritime services to ship owners and operators including registration and deletion of merchant vessels, bareboat/dual registry, registration of mortgages, classification and technical surveys such as load line and Safety of Life at Sea (“SOLAS”). Allmarine also planned to conduct pre-purchase, condition and cargo gear surveys, International Safety Management (“ISM”) consulting and certificates, International Ship and Port Facility Security (“ISPS”) implementation and certificates and to offer Continuous Discharge Certificates (“CDC”) for seafarers, vessel history and investigation, marine insurance, corporate formation, and general consultancy to ship owners and managers. Allmarine had not however generated any revenues and had only minimal assets as of the date of the Merger.

Pursuant to BAXL’s filings with the Commission, BAXL manufactured and marketed products incorporating proprietary technology that enabled the delivery of wired and wireless broadband applications including Internet access, Video on Demand, VoIP and Video Surveillance over existing telephone wiring.

Pursuant solely to a recent review of BAXL’s filings, the Company believes that BAXL ceased operations on July 14, 2008 and filed for Chapter 11 Bankruptcy protection and that BAXL has not filed any reports with the Commission since December 2008.

Mr. Chavez had no control over BAXL or its filings subsequent to the Merger.

Other than as described above in connection with Allmarine, there are no other registration statements for companies which Mr. Chavez has acted as a promoter or in which he had a controlling interest.

Elijah May – Chief Operating Officer

Mr. May is our co-founder and COO, a position he has held since May 2014 (provided he has served as COO since August 2013). In this role he helps with strategic planning, marketing, web design, SEO (search engine optimization), new business development, as well as overseeing our day-to-day operations. Before helping to co-found the Company, Mr. May was a custom pool designer in Austin, Texas. Mr. May is a member of the Association of Pool & Spa Professionals and has received numerous commendations over the years for his work. Mr. May was employed by Austex Pools, a pool builder which was located in Austin, Texas, from August 2012 to August 2013. Mr. May served as a sales representative of World Travel from September 2010 to August 2012 and served as a manager of FaraCafe, a coffee seller located in Austin, Texas, from September 2006 to August 2010. Mr. May received a Bachelors of Science degree in Finance and Real Estate from Florida State University.

Board Leadership Structure

Our Board of Directors (currently consisting solely of Mr. Chavez) has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer (“CEO”), Mr. Chavez. The Board of Directors believes that this leadership structure is the most effective and efficient for the Company at this time. Mr. Chavez possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company. Combining the Chairman of the Board and CEO roles promotes decisive leadership, fosters clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, particularly during periods of turbulent economic and industry conditions.

Risk Oversight

Effective risk oversight is an important priority of the Board of Directors. Because risks are considered in virtually every business decision, the Board of Directors (currently consisting solely of Mr. Chavez) discusses risk throughout the year generally or in connection with specific proposed actions. The Board of Directors’ approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight, and fostering an appropriate culture of integrity and compliance with legal responsibilities. The directors exercise direct oversight of strategic risks to the Company.

Family Relationships

None of our directors are related by blood, marriage, or adoption to any other director, executive officer, or other key employees.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including directors, pursuant to which the officer was selected to serve as an officer.

Other Directorships

No director of the Company is also a director of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, except in connection with Mr. Chavez’s October 2009 sanction from FINRA, as described above, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, (5) being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Committees of the Board

Our Company currently does not have nominating, compensation or audit committees or committees performing similar functions, nor does our Company have a written nominating, compensation or audit committee charter. Our directors believe that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by our Board of Directors (consisting solely of Mr. Chavez).

Our Company does not have any defined policy or procedural requirements for stockholders to submit recommendations or nominations for directors. Our sole director believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors (consisting solely of Mr. Chavez) will assess all candidates, whether submitted by management or stockholders, and make recommendations for election or appointment.

Stockholder Communications with the Board

A stockholder who wishes to communicate with our Board of Directors (consisting solely of Mr. Chavez) may do so by directing a written request addressed to our Secretary, 12343 Hymeadow Drive, Suite 3-A, Austin, Texas 78750, who, upon receipt of any communication other than one that is clearly marked “Confidential,” will note the date the communication was received, open the communication, make a copy of it for our files and promptly forward the communication to the director(s) to whom it is addressed. Upon receipt of any communication that is clearly marked “Confidential,” our Secretary will not open the communication, but will note the date the communication was received and promptly forward the communication to the director(s) to whom it is addressed.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct and strives to be compliant with applicable governmental laws, rules and regulations.

In lieu of an Audit Committee, the Company’s Board of Directors (consisting solely of Mr. Chavez) is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Board of Directors reviews the Company’s internal accounting controls, practices and policies.

Director Independence

There is no current market for our common stock and we are not required to have independent members of our Board of Directors. We do not identify our sole member of our Board of Directors, Mr. Chavez, as being independent.

As described above, we do not currently have a separately designated audit, nominating or compensation committee.

Code of Ethics and Code of Conduct

We have adopted a Code of Ethics and a Code of Conduct that apply to all of our directors, officers and employees.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of (i) all individuals serving as our principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level; (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year, if any; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to paragraph (ii) but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (collectively, the “Named Executive Officers”).

Summary Compensation Table*

Name And Principal Position	Fiscal Year Ended December 31	Salary ($)	Bonus ($)	Stock Awards ($)#	Option Awards ($)#	All Other Compensation ($)		Total ($)
Michael Chavez CEO(1)	2016	—	—	—	—	60,000	(2)	60,000
	2015	—	500	—	—	13,579	(3)	14,079
Elijah May COO	2016	72,000	—	—	—	60,000	(2)	132,000
	2015	72,000	—	—	—	—		72,000
Becky Spohn Former Controller(4)	2016	—	—	—	—	38,000	(2)	38,000
	2015	—	500	—	—	3,036	(3)	3,536

*	Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000. No executive officer earned any non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above. There have been no changes in the Company’s compensation policies since December 31, 2016.
#	The fair value of stock issued for services computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 on the date of grant. The fair value of options granted computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 on the date of grant.
(1)	Mr. Chavez did not receive any consideration, other than as described in the table above, if any, in consideration for his services to the Company as a member of the Board of Directors.
(2)	Compensation paid as contract expense and not as salary.
(3)	Tax reimbursement payments made to reimburse the CEO and Controller for personal income taxes that arose from when Reliant Pool’s entity type was that of a general partnership and each partner (including the CEO and Controller) were taxed on their share of Reliant Pool’s profits. In May 2014, Reliant Pools converted from a general partnership to a Nevada corporation. The tax reimbursement relates to the CEO’s and Controller’s share of federal income tax on their pro rata share of Reliant Pool’s net income for federal income taxes prior to the date of conversion from a general partnership to a corporation.
(4)	Resigned effective April 15, 2017.

We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive, profit sharing, retirement or other plans, although we may adopt one or more of such plans in the future.

We do not maintain any life or disability insurance on any of our officers.

We do not have any outstanding options, warrants or other securities which provide for the issuance of additional shares of our common stock as compensation for services of directors or officers.

Employment Agreements; Key Man Insurance and Stock Incentive Plans

Employment Agreements

The Company does not have any employment agreements in place with any of its executive officers.

Key Man Insurance

The Company does not hold “Key Man” life insurance on any of its officers or directors.

Stock Incentive Plans

To date, the Company has not adopted any stock incentive or equity incentive plans.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of all shares of common stock as of August 9, 2017 by (i) each person who owns beneficially more than five percent (5%) of the outstanding shares of common stock based on 14,585,000 shares outstanding as of August 9, 2017, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and officers as a group. Except as otherwise indicated, all shares are owned directly.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and/or investing power with respect to securities. We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person. Additionally, shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of August 9, 2017, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 12343 Hymeadow Drive, Suite 3-A, Austin, Texas 78750.

Name	Number of Common Stock Shares Beneficially Owned	Percent of Common Stock
Michael Chavez	4,000,000	27.4%
Elijah May	4,500,000	30.9%

All of the officers and director as a group (two persons)	8,500,000	58.3%

5% Stockholders

Becky Spohn(1)	2,500,000	17.1%

(1)	Mrs. Spohn’s address is 12609 Twisted Briar Lane, Austin, Texas 78729.

INTEREST OF NAMED EXPERTS AND COUNSEL

This Form S-1 registration statement was prepared by our counsel, The Loev Law Firm, PC. The financial statements attached hereto for the years ended December 31, 2016 and 2015, were audited by LBB & Associates Ltd., LLP. The Loev Law Firm, PC, and LBB & Associates Ltd., LLP do not have any interest contingent or otherwise in the Company.

EXPERTS

The financial statements of the Company as of December 31, 2016 and, 2015, included in this prospectus, have been audited by LBB & Associates Ltd., LLP, our independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our Company or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes and our Articles of Incorporation allow us to indemnify our officers and directors from certain liabilities and our Bylaws, as amended and restated, state that we shall indemnify every (i) present or former director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Other than in the limited situation described above, our Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organizational History

We were formed as a Nevada corporation on May 19, 2014.

On May 23, 2014, we, along with Reliant Pools, Inc. (“Reliant Pools”) and the shareholders of Reliant Pools, entered into an Agreement for the Exchange of Common Stock (the “Exchange Agreement”). Pursuant to the Exchange Agreement, the shareholders of Reliant Pools exchanged 2.1 million shares of common stock, representing 100% of the outstanding common stock of Reliant Pools, for 2.1 million shares of our common stock (the “Exchange”). As a result of the Exchange, Reliant Pools became our wholly-owned subsidiary. The President of Reliant Pools, and its largest shareholder at the time of the Exchange was Michael Chavez, our President. The following shares of restricted common stock were issued in connection with the Exchange: 900,000 shares of common stock to Michael Chavez, our current Chief Executive Officer and sole director; 750,000 shares of common stock to Elijah May, our current Chief Operating Officer; and 450,000 shares of common stock to Becky Spohn, our former Controller.

Reliant Pools was originally formed as a Texas General Partnership (Reliant Pools, G.P.) in September 2013, and was owned by Mr. Chavez, Mr. May, Ms. Spohn, and a third party, who subsequently was unable to perform the services required for him to vest his interest, which interest was subsequently terminated, leaving Mr. Chavez, Mr. May and Ms. Spohn as the sole owners of Reliant Pools, G.P. In May 2014, Reliant Pools, G.P. was converted from a Texas General Partnership to a Nevada corporation, Reliant Pools, Inc., with the same ownership as described above at the time of the Exchange.

Description of Business Operations:

We, through our wholly-owned subsidiary, Reliant Pools (which has been in operation since September 2013), are an award winning, custom, swimming pool construction company located in the greater Austin, Texas market. In the future we also plan to offer residential swimming pool maintenance services. We assist customers with the design of, and then construct, recreational pools which blend in with the surroundings, geometric pools which complement the home’s architecture and water features (e.g., waterfalls and negative edge pools) which provide the relaxing sounds of moving water. We won four Association of Pool & Spa Professionals (ARSP) Region 3 Design Awards for our designs in 2016. Moving forward, we plan on expanding our operations through an accretive business model in which we plan to acquire competitors in both the custom pool construction and pool maintenance/service industries locally, regionally, and nationally.

To date, the majority of our growth has been through referral business. We offer a wide variety of pool projects based upon price and the desires of the client. When our sales personnel meet with a prospective customer, we provide them with an array of projects from the basic pool building to more high-end projects that may include waterfalls, mason work, backyard lighting and in-ground spas to highlight the outdoor living experience.

Types of Pools

The most common type of pools that we build are either a “Freeform Pool” or “Geometric Pool” which are described as follows:

“Freeform Pool” - A “Freeform” pool is usually accomplished with some combination of the following:

●      Gentle curves; non-traditional shapes;

●      Natural rock, flagstone or “rolled beams” around the perimeter;

●      Natural rock or stone built-in at various places around the pool; and/or

●      Rock or stone pavers, exposed aggregate, scrolled or stamped concrete.

“Geometric Pool” - A “Geometric” pool is usually accomplished with some combination of the following:

●      Clean, straight lines and/or geometric shapes;

●      Brick coping or “paving tiles” around the perimeter; and/or

●      Brick or tiled decking, or stamped concrete.

Geometric pool designs often utilize sleek and straight lines. This style of pool is usually a more formal design, even without additional water features or spa included.

Competitive Strengths

We believe we have a strong competitive position in the custom pool construction industry in Austin, Texas, due to, among other things:

●     Industry Expertise. We believe our employees and subcontractors are among the most skilled and experienced in the region. With over 40 years of industry experience (combined experience of the management, plan designers, and the construction personnel and subcontractors), we are dedicated to customer satisfaction from the moment we contract with a customer to the day each project is completed.

●     Reputation and Name Recognition. Our name recognition, reputation and quality of workmanship has resulted in referral business and established relationships with home builders who refer us prospective customers from time-to-time.

●     Innovative Sales and Marketing Approach. Our experienced sales designers provide us with significant advantages over competitors that have less qualified sales personnel and/or utilize less sophisticated sales methods.

●     Customer Satisfaction. Customer satisfaction is a key component of our marketing strategy which is based upon referral business. We use only top quality materials and equipment.

Growth Strategy

We believe that our competitive strengths provide a platform for expansion. Our growth strategy includes the following components:

●     Pursue Pool Cleaning and Maintenance. We plan on expanding our operations into pool cleaning and maintenance.

●     Pursue Vertical Business Opportunities. We also plan on expanding our revenue centers by either acquiring or developing vertical businesses that complement the pool building business.

Swimming Pool Sales and Industry

 Swimming pools can be constructed as (1) residential in-ground swimming pools, (2) residential above-ground swimming pools (usually 12 to 24 feet in diameter), or (3) commercial swimming pools. Our operations are focused solely on construction of residential in-ground swimming pools, provided we plan to expand into maintenance services related to residential in-ground swimming pools in the future. Specifically, we focus on the installation of concrete, in-ground residential swimming pools.

Types of In-ground Pools

In-ground pools come in three basic varieties: vinyl-lined, fiberglass, and gunite/shotcrete or concrete.

Gunite or Shotcrete pools

Are similar to concrete pools and can be finished with tile, plaster, paint, aggregate or fiberglass. These pools are often well suited to areas that are prone to extremely high temperature and areas where the soil is known to expand. Pools made from concrete, gunite or shotcrete are generally strong and durable so potential buyers often take comfort in the fact that these structures usually don’t require much in terms of maintenance and repair.

We use Shotcrete in the construction of our pools. Shotcrete is concrete (or sometimes mortar) conveyed through a hose and pneumatically projected at high velocity onto a surface, as a construction technique. It is reinforced by conventional steel rods, steel mesh, and/or fibers. Fiber reinforcement (steel or synthetic) is also used for stabilization in applications such as slopes or tunneling.

Shotcrete is usually an all-inclusive term for both the wet-mix and dry-mix versions. In pool construction, however, the term “shotcrete” refers to wet-mix and “gunite” to dry-mix. In this context, these terms are not interchangeable.

Shotcrete is placed and compacted at the same time, due to the force with the nozzle. It can be sprayed onto any type or shape of surface, including vertical or overhead areas. This allows us to tailor the shape of pools to a client’s needs.

Vinyl-lined pools

Vinyl-lined pools are structurally similar to above ground pools. When this type of pool is installed, a hole is dug in the ground and a frame is assembled around the perimeter of the hole. Sand is then laid in the bottom of the hole and a vinyl liner is attached to the structure’s wall. Vinyl-lined pools can be attractive because they tend to be the least expensive in-ground pool to install but this also means that they can be less durable. We do not design, build or install vinyl-lined pools.

Fiberglass pools

Fiberglass pools can be quite attractive to potential buyers. These pools are built in a factory in one piece out of fiberglass-reinforced plastic that is molded into a basin-shape that resembles a giant bathtub. Fiberglass pools can be initially more expensive to purchase, but the maintenance cost is generally lower than it is with other in-ground pools. Unlike the vinyl-lined variety, this type of pool doesn’t have a liner that needs to be replaced. In addition, fiberglass pools usually require fewer chemicals than are necessary in the maintenance of a concrete pool. We do not design, build or install fiberglass pools.

Principal Suppliers and Subcontractors

We regularly evaluate supplier relationships and consider alternate sourcing as appropriate to assure competitive costs and quality standards. We currently do not have long-term contracts with our suppliers. We also believe there are currently a number of other suppliers that offer comparable terms.

We utilize independent subcontractors to install pools. Our on-site personnel act as a field supervisor to oversee all aspects of the installation process, including scheduling, to coordinate the activities of the subcontractors and communicate with the customer.

Seasonality

Our business exhibits substantial seasonality, which we believe is typical of the swimming pool supply industry. Peak activity occurs during the warmest months of the year, typically April through September. Unseasonable warming or cooling trends can accelerate or delay the start or end of the pool season, which could impact our future planned maintenance services and our construction services. Weather also impacts our construction and installation products to the extent that above average precipitation, late spring thaws and other extreme weather conditions delay, interrupt or cancel current or planned construction and installation activities. The likelihood that unusual weather patterns will severely impact our results of operations is exacerbated by the concentration of our operations in Austin, Texas.

Our Pool Construction Operations

We estimate that it takes 45 working days to complete each pool we construct (not including days lost to rain or other inclement weather). Our standard arrangement with customers provides for a one year limited warranty for our work, and subject to certain exceptions, warrants that the pool structure will remain structurally sound (i.e., will remain capable of retaining water), during the period that the pool is owned by the original customer.

Dependence on a Limited Number of Customers

We had gross revenue of $243,701 and $527,373 for the three months ended March 31, 2017 and 2016, respectively. We had four customers representing more than 10% of gross revenue, and combined 87% of revenue for the three months ended March 31, 2017 and four customers representing more than 66% of gross revenues for the three months ended March 31, 2016.

We had gross sales of $1,915,835 and $1,118,665 for the years ended December 31, 2016 and 2015, respectively. The Company had no customers representing more than 10% of gross revenue for the year ended December 31, 2016 and two customers, each representing approximately 24% and 12% of gross revenues for the year ended December 31, 2015. Other than through occasional referrals from such entities, we do not have any agreements or relationships in place with home builders.

Our Industry

We believe that the swimming pool industry is relatively young, with room for continued growth. According to Aqua Magazine, there are approximately 25 million households in the United States that have the right kind of home (i.e., don’t have an above ground pool and don’t live in an apartment or other multi-family housing), who meet all of the criteria for the purchase of a pool and don’t already one. We also believe that significant growth opportunities exist with pool remodel activities due to the aging of the installed base of swimming pools, technological advancements and the development of energy-efficient products.

Maintaining proper chemical balance and the related upkeep and repair of swimming pool equipment, such as pumps, heaters, filters and safety equipment, creates a non-discretionary demand for pool chemicals, equipment and other related parts and supplies. We also believe cosmetic considerations such as a pool’s appearance and the overall look of backyard environments create an ongoing demand for other maintenance-related goods and certain discretionary products.

The following tables reflect growth in the domestic installed base of in-ground and above-ground swimming pools over the past 11 years (based on Company estimates and information from 2014 P.K. Data, Inc. reports):

New swimming pool construction comprises the bulk of consumer spending in the pool industry. The demand for new pools is driven by the perceived benefits of pool ownership including relaxation, entertainment, family activity, exercise and convenience. The industry competes for new pool sales against other discretionary consumer purchases such as home remodeling, boats, motorcycles, recreational vehicles and vacations. The industry is also affected by other factors including, but not limited to, consumer preferences or attitudes toward pool and landscape products for aesthetic, environmental, safety or other reasons.

Certain trends in the housing market, the availability of consumer credit and general economic conditions (as commonly measured by Gross Domestic Product or GDP) affect our industry. We believe that over the long term, housing turnover and single-family home value appreciation may correlate with demand for new pool construction, with higher rates of home turnover and appreciation having a positive impact on new pool starts over time. We also believe that homeowners’ access to consumer credit is a critical factor enabling the purchase of new swimming pools and irrigation systems. Similar to other discretionary purchases, replacement and refurbishment activities are more heavily impacted by economic factors such as consumer confidence, GDP and employment.

Planned Swimming Pool Maintenance Services

In the future we plan to offer swimming pool maintenance operations including the following services:

Skimming –	The first step in any pool maintenance routine is skimming. A skimmer is a fine mesh net attached to a long pole. It’s used to remove floating debris such as leaves and drowned insects. If left untended, debris may clog filters and/or sink to the bottom of the pool where it can leave unsightly stains. Skimming is recommended on a daily basis or as the need arises.

Vacuuming –	Even with routine skimming, fine particles like dust and dirt eventually sink and settle to the bottom of a pool. There are two kinds of pool vacuums: automatic and manual. Automatic vacuums run along the bottom of the pool and generate suction in random patterns; manual vacuums attach to a long pole that allows you to steer the suction yourself. Vacuuming is recommended at least once per week. The average pool requires 30 minutes of vacuuming.

Brushing –	Brushing keeps the walls of a pool clean. It is recommended that pools are brushed once a week before vacuuming.

Cleaning Filters –	Filters come in three types: sand, cartridge and diatomaceous earth (DE). Each type has unique cleaning requirements. Sand filters must be “backwashed” and treated with a special sand-cleaning chemical. Cartridge filters are removed and sprayed with a garden hose. DE filters are backwashed like sand filters, but more DE must be added. Filters typically need to be changed once every nine to twelve months.

Pool Heater Maintenance –	The typical pool heater can go at least a few years before it needs servicing. Sometimes, calcium and other minerals build up in the heater’s tubes, restricting its operation. When this happens, it’s necessary to disassemble and repair the heater.

Water Level –	A pool can lose water through natural evaporation and from people splashing and getting in and out of the pool. Water levels should not be allowed to fall below the intake tubes for the skimmer basket as it can ruin the pool pump. If the water is low, it’s necessary to fill the pool using a garden hose.

Maintaining pH –	pH is a measure of how acidic/basic water is. A certain level of acidity must be maintained in a pool. A pH level of 7 is considered ideal; less than 7 is considered too acidic. Acidic water can damage a pool liner, pool equipment and even human skin. Water that is too alkaline can clog filters and cloud the water — and it can cause swimmers eyes and nose to burn and cause dry and itchy skin. pH typically needs to be checked once a week.

Shocking the Pool –	Over time, organic contaminants such as ammonia and nitrogen can build up in a pool. These contaminants interact with the pool’s chlorine to form chloramines (a combination of chlorine and ammonia), which create a chlorine-like odor that in a pool. Adding more chlorine can remedy this situation. This is known as “shocking” the pool. Some pool owners shock their pools as frequently as once a week; others go longer.

Winterizing –	Winterizing (required in climates which experience winter weather below freezing) entails removing water from a pool’s plumbing with an air compressor and draining as much water as possible from the filter and the heater, disconnecting the heater, the pump and any chemical feeders, then giving the pool a good cleaning and finally, shocking the pool and covering it to prevent debris from getting in the pool.

Competition

The sales and installation industry of in-ground residential swimming pools is highly fragmented. We face competition primarily from regional and local installers. We believe that there are a small number of swimming pool companies that compete with us on a national basis. Barriers to entry in the swimming pool sales and installation industry are relatively low.

We believe that the principal competitive factors in the pool design and installation business are the quality and level of customer service, product pricing, breadth and quality of products offered, ability to procure labor and materials on a market by market basis from local and regional sources, financial integrity and stability, and consistency of business relationships with customers. We believe we compare favorably with respect to each of these factors.

The swimming pool cleaning services industry has a low level of market share concentration. To our knowledge, the majority of the industry is characterized by self-employed individuals who work as independent contractors or small operators with fewer than three employees. Since companies typically offer swimming pool cleaning within a limited geographic scope in order to limit transportation expenses, there are limited benefits to economies of scale; consequently there is a low level of market share concentration.

Advertising and Marketing

We estimate that currently 50% of our customers come from word of mouth referrals from prior clients (for which we do not pay any referral fees or other compensation) and that 50% of our current clients locate us through Google adwords searches (for which we pay fees based on the click through rate of potential customers and our placement in rankings of key google word search terms which we update from time-to-time), with a minimum number of customers finding us through Yelp (which we pay nominal fees for advertising on a month-to-month basis in connection with), provided that historically the majority of our customers to date have come from word of mouth referrals. Total advertising and marketing expenses for the years ended December 31, 2016 and 2015 were $11,201 and $19,410, respectively.

Employees

We have four (4) employees which we employ on a full-time basis. No employees are covered by collective bargaining agreements. We believe we have satisfactory relations with our employees.

We utilize independent subcontractors to install pools. Our personnel act as field supervisors to oversee all aspects of the installation process and as schedulers to coordinate the activities of the subcontractors and communicate with the customer.

Government Regulations

Our assets, operations and pool and spa construction activities are subject to regulation by federal, state and local authorities, including regulation by various authorities under federal, state and local environmental laws. Regulation affects almost every aspect of our business, including requiring conformity with local and regional plans, and public building approvals, together with a number of other safety and health regulations relating to pool and spa construction. Additionally, each municipality (including Austin, Texas which is the only city we currently operate in) has its own planning and zoning requirements. Permits and approvals mandated by regulation for construction of pools and spas are often numerous, significantly time-consuming and onerous to obtain, and not guaranteed. The permit processes are administered by numerous Federal, state, regional and local boards and agencies with independent jurisdictions. Permits, when received, are subject to appeal or collateral attack and are of limited duration. Such permits, once expired, may or may not be renewed and development for which the permit is required may not be completed if such renewal is not granted. Although we believe that our operations are in full compliance in all material respects with applicable Federal, state and local requirements, our growth and ability to construct future pools and spas in Austin, Texas and other jurisdictions, may be limited and more costly as a result of legislative, regulatory or municipal requirements. Furthermore, changes in such regulations and requirements may affect our capacity to conduct our business effectively and/or to operate profitably.

In Austin, Texas, we are required to obtain building permits for each pool we construct, based on our submitted plans for such pools. We are also required to abide by certain pool construction guidelines, which require among other things, that each pool is enclosed by a fence at least four feet high, with self-closing and self-latching gates. Additionally, all pools and spas we construct are subject to the Virginia Graeme Baker Pool & Spa Safety Act (P&SS Act) which was enacted by Congress and signed into law by President George W. Bush on December 19, 2007. Designed to prevent the tragic and hidden hazard of drain entrapments and eviscerations in pools and spas, the law became effective on December 19, 2008. The P&SS Act requires, among other things, that all pools and spas be equipped with drain covers that (a) have mechanical devices which let air in to ease the vacuum created when an entrapment or blockage is sensed by the drain cover; (c) have electro-mechanical devices that shut off pumps when a blockage/entrapment is sensed; or (c) include pumps or motors with built-in software that shuts off pumps when a blockage/entrapment is sensed.

Notwithstanding the above, our current costs associated with compliance with environmental laws (Federal, state and local) is currently minimal and because we don’t own any of the properties on which we construct our pools and spas, we don’t bear the direct costs or liability associated with compliance with environmental laws on such properties. Additionally, we currently build in the costs of permitting and compliance with building codes into all of our projects, provided that if such costs increase in the future, customers may be unwilling to pay such costs, and it could result in a decrease in demand for our services or our margins.

Jumpstart Our Business Startups Act

In April 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law. The JOBS Act provides, among other things:

●	Exemptions for “emerging growth companies” from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;
●	Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934, as amended;
●	Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;
●	Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and
●	Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an “emerging growth company” if its initial public offering (“IPO”) of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an “emerging growth company” after the earliest of

(i)	the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,
(ii)	the completion of the fiscal year of the fifth anniversary of the company’s IPO;
(iii)	the company’s issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or
(iv)	the company becoming a “larger accelerated filer” as defined under the Securities Exchange Act of 1934, as amended.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an “emerging growth company” pursuant to the Securities Act of 1933, as amended, will differ from registration statements filed by other companies as follows:

(i)	audited financial statements required for only two fiscal years (provided that “smaller reporting companies” such as the Company are only required to provide two years of financial statements);

(ii)	selected financial data required for only the fiscal years that were audited (provided that “smaller reporting companies” such as the Company are not required to provide selected financial data as required by Item 301 of Regulation S-K); and

(iii)	executive compensation only needs to be presented in the limited format now required for “smaller reporting companies”.

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs to include audited financial statements for its two most current fiscal years with no required tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company’s independent registered public accounting firm from having to comply with any rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) after the date of the JOBS Act’s enactment, except as otherwise required by SEC rule.

The JOBS Act further exempts an “emerging growth company” from any requirement adopted by the PCAOB for mandatory rotation of the Company’s accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company’s independent registered public accounting firm to file a report on the Company’s internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company’s internal control over financial reporting.

Section 102(a) of the JOBS Act exempts “emerging growth companies” from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the Securities Exchange Act of 1934, as amended, to hold stockholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an “emerging growth company” can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The JOBS Act also permits research reports by a broker or dealer about an “emerging growth company” regardless of whether such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of research reports on the “emerging growth company’s” initial public offerings (IPOs).

Section 106 of the JOBS Act permits “emerging growth companies” to submit registration statements under the Securities Act of 1933, as amended, on a confidential basis provided that the registration statement and all amendments thereto are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow “emerging growth companies” to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

DESCRIPTION OF PROPERTY

We lease approximately 1,000 square feet of office space at 12343 Hymeadow Drive, Suite 3-A in Austin, Texas pursuant to a lease agreement. The lease agreement has a term through September 30, 2017, and a monthly rental cost of $1,695 per month.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes included elsewhere in this registration statement. This discussion and analysis contains forward-looking statements that are based upon current expectations and involve risks, assumptions and uncertainties. You should review the “Risk Factors” section of this registration statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements described in the following discussion and analysis.

Plan of Operations

We had a working capital deficit of $66,225 as of March 31, 2017. With our current cash on hand, expected revenues, and based on our current average monthly expenses, we anticipate the need for approximately $200,000 of additional funding in order to continue our operations at their current levels, and to pay the costs associated with being a public company, for the next 12 months, but may require additional funding in the future to support our operations and/or may seek to raise additional funding in the future to expand or complete acquisitions. The sources of this capital are expected to be equity investments, notes payable and advances from our shareholders, including Michael Chavez, our sole director. Our plan for the next twelve months is to continue using the same marketing and management strategies and continue providing a quality product with excellent customer service while also seeking to expand our operations organically or through acquisitions as funding and opportunities arise. As our business continues to grow, customer feedback will be integral in making small adjustments to improve the product and overall customer experience. In the event we require additional funding, we plan to raise that through the sale of debt or equity, which may not be available on favorable terms, if at all, and may, if sold, cause significant dilution to existing stockholders. If we are unable to access additional capital moving forward, it may hurt our ability to grow and to generate future revenues.

Results of Operations

Our goal is to grow our operations, revenues and total construction projects year-over-year. Over the past several years we have seen our operations, revenues and total number of completed construction projects grow as a result of the growth of our reputation as a quality pool builder in the community. As our reputation has grown in the community, we have seen more referrals from prior clients, and as the number of prior clients we have grows, there is more opportunity for prior clients to refer us to their friends and acquaintances, further increasing the availability of potential customers. As the number of projects we undertake increase period-over-period, we experience associated increases in cost of goods sold and operating expenses (i.e., the expenses associated with the construction of pools and the expenses required for us to operate our business, including the number of personnel required to supervise and schedule construction, answer phones and bill clients, increases), as summarized below.

Since January 2014, we have seen a significant growth in our revenues as we increased the quantity of pools we are able to construct each year – due to increased demand for our services, meaning that we have more potential projects to complete – the complexity of such pools – as we have become more well known as a pool builder, we have been contracted to design and construct larger and more complex pools; and have simultaneously increased our expenses – due mainly to the addition of additional personnel, which allow us to undertake more projects per year and the total cost of goods – which is directly related to us completing a larger number of more complex projects, which require more and higher end materials. We currently operate solely in the greater Austin, Texas area, which we have since January 1, 2014, and continue to, experience significant new housing construction. We anticipate the pace of the construction of housing in the greater Austin, Texas area to continue at its current levels for the foreseeable future, subject to the continued availability of consumer credit and general economic conditions (see also “The demand for our swimming pool construction and future planned maintenance services has been and will be adversely affected by unfavorable economic conditions.” above under “Risk Factors”). As long as there is significant new housing construction in the Austin, Texas area, we anticipate there being demand for new pool construction, as a portion of new home buyers look to upgrade their homes with pools. Additionally, while we offered lower prices (with lower margins) when we first started out (i.e., in 2014 to mid-2015) in order to acquire customers and compete with more established competitors, since mid-2015 we have been able to raise our pricing, and currently charge approximately $100,000 on average for our pool construction services versus approximately $70,000 on average during 2014. The increase in average contract price per pool has increased both due to increases in our margins, which we have been able to implement due to increases in demand for our services, which means that we no longer have to reduce our margins artificially in an effort to gain business, and our reputation as a higher end pool builder, demonstrated by the four Association of Pool & Spa Professionals (ARSP) Region 3 Design Awards for our designs we earned in 2016, which has led to an increase in the demand for our higher end pool designs.

As such, assuming we are able to maintain our reputation as a quality pool builder, we anticipate our revenues to continue to increase, as prior customers refer us to their friends and acquaintances and we obtain customers from our internet search engine marketing activities. We currently anticipate generating total revenues of approximately $1.5 million for the year ended December 31, 2017, which growth in revenues from fiscal 2016 is anticipated to be mainly through increases in the number of pools we anticipate completing in 2017 (approximately 21 in 2017 versus 19 completed pools in fiscal 2016). We do not currently anticipate any significant increases in our average contract price per pool in the near term.

For the Three Months Ended March 31, 2017 Compared to the Three Months Ended March 31, 2016

We had revenue of $243,701 for the three months ended March 31, 2017, compared to revenue of $527,373 for the three months ended March 31, 2016, a decrease of $283,672 or 54% from the prior period. Revenue decreased mainly due to fewer pools being completed during the current period compared to the prior period. We completed six pools during the three months ended March 31, 2017 compared to ten pools during the three months ended March 31, 2016. The decrease was due to increased competition. We recognize revenue based on the percentage that a job is complete rather than upon completion. As such total revenue recognized for each period may be different than the product of total completed pools during each period multiplied by the average pool contract price of each pool during such period, as the construction of certain pools may have started in one period and ended in another.

We factor costs of materials, labor costs and potential contingencies into our sales contracts, which provide for our clients to pay a flat fee for the construction of our pools. Notwithstanding the flat fee required to be paid, in the event that there are cost increases outside of our control (e.g., the cost of materials increase, unique features of the clients location cause increased costs, or the client requests changes to pre-approved features during construction), we will enter into an addendum to our sales agreements increasing the price of their pool. Sales decreased from the three months ended March 31, 2016 when compared to the three months ended March 31, 2017 due to increased competition in our market. We estimate that currently 50% of our customers are word of mouth referrals from prior clients and 50% locate us through the Google adwords searches, with a minimum number finding us through Yelp, provided that historically the majority of our customers have come from word of mouth referrals.

We had cost of goods sold of $174,750 for the three months ended March 31, 2017, compared to cost of goods sold of $430,890 for the three months ended March 31, 2016, a decrease of $256,131 or 59% from the prior period.

Cost of goods sold decreased mainly due to fewer pools being completed during the current period compared to the prior period. The expenses which attributed to the decrease in cost of goods sold for the three months ended March 31, 2017, compared to the three months ended March 31, 2016, included:

Cost of Goods Sold Expense	For Three months Ended March 31, 2017	For Three months Ended March 31, 2016	Increase / (Decrease)	Percentage Change
Labor costs associated with the cost of labor used in construction of pools	$11,387	$33,770	$(22,392)	(66)%
Cost of decking	$24,884	$43,442	$(18,558)	(43)%
Plaster used in the construction of pools	$19,044	$18,626	$418	2%
Gunite used in the construction of pools	$12,580	$66,475	$(53,895)	(81)%
Pool equipment used to filter and circulate the water used in our pools	$39,208	$95,753	$(56,545)	(59)%
Masonry, stone and tile installed in and around our pools and coping expenses associated therewith	$15,767	$80,395	$(64,628)	(80)%
Excavation and steel expenses	$30,206	$80,019	$(49,813)	(62)%
Other	$21,674	$12,410	$9,273	75%
Total	$174,750	$430,890	$(256,140)	(59)%

Cost of goods sold represent our pool construction costs, including raw materials, outsourced labor, installed equipment, tile and coping expenses, excavation costs and permit expenses. We anticipate our cost of goods sold increasing in approximate proportion to increases in revenue and decreasing in approximate proportion to decreases in revenue, moving forward, as our cost of goods sold are factored into the price we charge for our pools and represent the cost of pool construction, the majority of which is not fixed and varies depending on the total number of pools and construction projects we complete during each period and the size and complexity of such projects.

We had a gross margin of $68,951 for the three months ended March 31, 2017, compared to a gross margin of $96,483 for the three months ended March 31, 2016, a decrease of $27,532 or 29% from the prior period due to the reasons described above. Gross margin as a percentage of revenue increased to 28% for the three months ended March 31, 2017, compared to 18% for the three months ended March 31, 2016. The increase in gross margin as a percentage of revenue was mainly due to increased efficiencies in pool construction and the renegotiation of supply contracts.

We had operating expenses including general and administrative expenses of $123,981 for the three months ended March 31, 2017, compared to operating expenses including general and administrative expenses of $186,657 for the three months ended March 31, 2016. Operating expenses decreased due to decreased legal and accounting expenditures. General and administrative expenses include the salaries of our employees, commissions and the fees paid to contract employees. We had four employees during the majority of the three months ended March 31, 2017, compared to three employees during the majority of the three months ended March 31, 2016. However, as sales and cash flows decreased during the quarter ended March 31, 2017, we reduced our advertising and administrative spending.

We had no interest income for the three months ended March 31, 2017, compared to interest income of $17 for the three months ended March 31, 2016. Interest income was in connection with interest generated by funds the Company maintained in its savings account.

We had interest expense of $579 and $325, for the three months ended March 31, 2017 and 2016, respectively, due to interest paid in connection with the purchase of a truck used in our business, as described in greater detail under “Liquidity and Capital Resources” below.

We had a net loss of $55,609 for the three months ended March 31, 2017, compared to a net loss of $90,482 for the three months ended March 31, 2016, a decrease in net loss of $34,873, due to the decrease in general and administrative expenses and cost of goods sold, offset by the decrease in revenues, each as described above.

For the Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

We had revenue of $1,915,835 for the year ended December 31, 2016, compared to revenue of $1,118,665 for the year ended December 31, 2015, an increase of $797,170 or 71% from the prior period. Revenue increased mainly due to increases in the number of projects we completed during the current period, compared to the prior period, which was mainly due to increases in the demand for our services, due to customer referrals which occurred subsequent to December 31, 2015, and secondarily to increases in the average contract price per pool we constructed during the year ended December 31, 2016, compared to the year ended December 31, 2015, due to certain of our customers during 2016 seeking higher end and more complex pools which require a higher construction cost. From January 1, 2015 to December 31, 2015, we completed the construction of 10 pools with an average contract price per pool of $70,000 and from January 1, 2016 to December 31, 2016, we completed the construction of 19 pools with an average contract price per pool of $101,000. Pools are considered completed when work on such pools ends. We recognize revenue based on the percentage that a job is complete rather than upon completion. As such total revenue recognized for each period may be different than the product of total completed pools during each period multiplied by the average pool contract price of each pool during such period, as the construction of certain pools may have started in one period and ended in another.

We factor costs of materials, labor costs and potential contingencies into our sales contracts, which provide for our clients to pay a flat fee for the construction of our pools. Notwithstanding the flat fee required to be paid, in the event that there are cost increases outside of our control (e.g., the cost of materials increase, unique features of the clients location cause increased costs, or the client requests changes to pre-approved features during construction), we will enter into an addendum to our sales agreements increasing the price of their pool. Sales increased due to word of mouth referrals from prior clients and due to our marketing efforts, which we increase year-over-year as our operations have increased, which consist solely of Google adwords, search engine optimization advertisements and limited advertisements paid for on Yelp. We estimate that currently 50% of our customers are word of mouth referrals from prior clients and 50% locate us through the Google adwords searches, with a minimum number finding us through Yelp, provided that historically the majority of our customers have come from word of mouth referrals.

We had cost of goods sold of $1,435,726 for the year ended December 31, 2016, compared to cost of goods sold of $821,911 for the year ended December 31, 2015, an increase of $613,815 or 74.7% from the prior period.

Cost of goods sold increased mainly due to the larger number of projects, and an increase in the cost and complexity of projects (the more complex the pool, the more labor, decking, plaster, gunite, excavation and typically the more expensive the pool equipment, masonry, stone and tile work associated therewith), completed by us during the 2016 period, compared to the prior period. The expenses which attributed to the increase in cost of goods sold for the year ended December 31, 2016, compared to for the year ended December 31, 2015, included:

Cost of Goods Sold Expense	For Year Ended December 31, 2016	For Year Ended December 31, 2015	Increase / (Decrease)	Percentage Change
Labor costs associated with the cost of labor used in construction of pools	$78,670	$14,725	$63,945	434.3%
Cost of decking	$172,928	$68,339	$104,589	153.0%
Plaster used in the construction of pools	$116,962	$55,990	$60,972	108.9%
Gunite used in the construction of pools	$166,712	$103,753	$62,959	60.7%
Pool equipment used to filter and circulate the water used in our pools	$189,875	$138,375	$51,500	37.2%
Masonry, stone and tile installed in and around our pools and coping expenses associated therewith	$396,055	$203,438	$192,617	94.7%
Excavation and steel expenses	$206,052	$121,022	$85,030	70.3%
Other	$108,472	$121,022	$85,030	(6.7%)
Total	$1,435,726	$821,911	$613,815	74.7%

Cost of goods sold represent our pool construction costs, including raw materials, outsourced labor, installed equipment, tile and coping expenses, excavation costs and permit expenses. We anticipate our cost of goods sold increasing in approximate proportion to increases in revenue and decreasing in approximate proportion to decreases in revenue, moving forward, as our cost of goods sold are factored into the price we charge for our pools and represent the cost of pool construction, the majority of which is not fixed and varies depending on the total number of pools and construction projects we complete during each period and the size and complexity of such projects.

We had a gross margin of $480,109 for the year ended December 31, 2016, compared to a gross margin of $296,754 for the year ended December 31, 2015, an increase of $183,355 or 62% from the prior period due to the reasons described above. Gross margin as a percentage of revenue decreased to 25% for the year ended December 31, 2016, compared to 27% for the year ended December 31, 2015. The decrease in gross margin as a percentage of revenue was mainly due to a slight increase in the cost of construction materials and the market for the Company’s services becoming more competitive in the later period, thereby forcing the Company to shrink its margins slightly to remain competitive. In general, we offered customers more favorable pricing during the year ended December 31, 2014, compared to during the years ended December 31, 2016 and 2015 (we began raising our prices in summer 2015), in order to generate business and induce potential clients to use us instead of competitors even though we didn’t have a significant history of operations and as customers increased we were able to raise prices during the years ended December 31, 2016 and 2015, as there was demand for our services during such period, without the need for us to significantly undercut the pricing of our competitors.

We had operating expenses including general and administrative expenses of $573,381 for the year ended December 31, 2016, compared to operating expenses including general and administrative expenses of $292,077 for the year ended December 31, 2015. Operating expenses increased due to increases in work load and the addition of additional personnel to help with our increased operations during the 2016 period compared to the 2015 period as our operations grew. General and administrative expenses include the salaries of our employees, commissions and the fees paid to contract employees. We had four employees during the majority of the year ended December 31, 2016, compared to three employees during the majority of the year ended December 31, 2015, representing the majority of the increase in general and administrative expenses.

We had interest income of $39 for the year ended December 31, 2016. Interest income was in connection with interest generated by funds the Company maintained in its savings account.

We had interest expense of $1,549 and $212, for the years ended December 31, 2016 and 2015, respectively, due to interest paid in connection with the purchase of a truck used in our business, as described in greater detail under “Liquidity and Capital Resources” below.

We had a net loss of $94,782 for the year ended December 31, 2016, compared to net income of $4,465 for the year ended December 31, 2015, an increase in net loss of $99,247, due to the increase in general and administrative expenses and cost of goods sold, offset by the increase in revenues, described above.

Liquidity and Capital Resources

We had total assets of $96,736 as of March 31, 2017, consisting of total current assets of $70,765, which included cash of $44,237, accounts receivable, net of $5,943, and accounts receivable related party of $10,585, federal income tax receivable of $10,000, and equipment, net of depreciation of $25,971. Federal income tax receivable relates to a $10,000 payment made by the Company to the United States Treasury in March 2016, in anticipation of Federal income tax the Company estimated would be owed at the end of the 2016 calendar year. The Company currently estimates that it will not owe regular federal income tax for the year ended December 31, 2016 and has recorded the payment as an asset as of March 31, 2017. During the year ended December 31, 2016, the Company paid for $10,117 of raw materials associated with the construction of the personal swimming pool of Michael Chavez, the Company’s Chief Executive Officer and sole director. During the quarter ended March 31, 2017, the Company paid for $2,443 of raw materials associated with the construction of the personal swimming pool of Michael Chavez. During the quarter ended March 31, 2017, Mr. Chavez advanced the Company $2,000 which was applied to the amount receivable from Mr. Chavez. Mr. Chavez has not yet reimbursed the Company for the materials purchased, which is shown as accounts receivable, related party, as of March 31, 2017. Effective May 18, 2017, the Company’s Board of Directors approved a resolution authorizing the Company to classify the cost of the construction of the personal pool of Michael Chavez, CEO, as compensation.

We had total liabilities of $155,974 as of March 31, 2017, which included total current liabilities of $136,990, consisting of accounts payable and accrued liabilities of $53,762, billings in excess of costs and estimated earnings on uncompleted jobs of $78,769 and current portion of long-term note payable of $4,459, and long-term liabilities consisting of long-term note payable of $18,984, representing amounts owed in connection with the purchase of a truck used in our business.

We had a working capital deficit of $66,225 as of March 31, 2017, compared to a working capital deficit of $12,309 as of December 31, 2016, mainly due to an increase of accounts payable and accrued liabilities of $13,008, and an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $40,275.

We had $3,065 of net cash provided in operating activities for the three months ended March 31, 2017, which was mainly due to an increase of $40,275 of billings on uncompleted contracts and $13,008 of accounts payable and accrued expenses, offset by $55,609 of net loss.

We had $468 of net cash used in investing activities for the three months ended March 31, 2017, consisting solely of related party advances, as discussed above.

We had $1,033 of net cash used in financing activities for the three months ended March 31, 2017, which was solely in connection with payments on note payable.

As of March 31, 2017, we owed $4,459 in current portion of, and $18,984 of long-term portion of, note payable, in connection with our purchase of a Ford F-150 truck for work purposes. The note payable accrues interest at the rate of 4.35% per annum and requires that we pay $537 per month until February 2021.

In May 2014, the Company issued 9,400,000 shares of common stock to consultants in exchange for services rendered valued at $9,400.

On or about May 31, 2014, pursuant to stock subscription agreements, we sold an aggregate of 2.9 million shares of restricted common stock to seven investors for $2,900 ($0.001 per share). In January 2015, the Company collected $1,700 of the subscription receivables. In January 2016, the Company collected $500 of the subscription receivables. In September 2016, the Company cancelled 700,000 of the shares subscribed for on May 31, 2014 for non-payment.

From January 2016 to September 2016, we sold 885,000 shares of restricted common stock for $44,250, or $0.05 per share in a private offering pursuant to a private placement memorandum. Purchasers in the offering include Lilia Chavez, the mother of Michael Chavez (10,000 shares for $500), Alexander Spohn, the adult son of Becky Spohn our former Controller (5,000 shares for $250), and Phyllis Laws, the mother of Becky Spohn, our former Controller (5,000 shares for $250).

We do not currently have any additional commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders. Additional financing may not be available on favorable terms, if at all.

In the future, we may be required to seek additional capital by selling additional debt or equity securities, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then stockholders. Financing may not be available in amounts or on terms acceptable to us, or at all. In the event we are unable to raise additional funding and/or obtain revenues sufficient to support our expenses, we may be forced to curtail or abandon our business operations, and any investment in the Company could become worthless.

Critical Accounting Policies:

Emerging Growth Company. Section 107 of the JOBS Act provides that an ”emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Revenue Recognition. Revenues under long-term contracts are accounted for under the percentage-of-completion method of accounting. Under the percentage-of-completion method, the Company estimates profit as the difference between total estimated revenue and total estimated cost of a contract and recognizes that profit over the contract term based on either input (e.g., costs incurred under the cost-to-cost method) or output (e.g., units delivered under the units-of-delivery method), as appropriate under the circumstances. Revenues from the Company’s construction services are performed under fixed-price, time-and-equipment, time-and-materials, unit-price, and cost-plus fee contracts. For fixed-price contracts, the Company uses the ratio of cost incurred to date on the contract (excluding uninstalled direct materials) to management’s estimate of the contract’s total cost, to determine the percentage of completion on each contract. This method is used as management considers expended costs to be the best available measure of progression of these contracts. Contract cost includes all direct costs on contracts, including labor and material, subcontractor costs and those indirect costs related to contract performance, such as supplies, fuel, tool repairs and depreciation. The Company recognizes revenues from construction services with fees based on time-and-materials, unit prices, or cost-plus fee as the services are performed and amounts are earned.

Contract costs incurred to date and expected total contract costs are continuously monitored during the term of the contract. Changes in job performance, job conditions and final contract settlements are factors that influence management’s assessment of total contract value and the total estimated costs to complete those contracts and therefore, the Company’s profit recognition. These changes, which include contracts with estimated costs in excess of estimated revenues, are recognized in contract costs in the period in which the revisions are determined. At the point the Company anticipates a loss on a contract, the Company estimates the ultimate loss through completion and recognizes that loss in the period in which the possible loss was identified. If contracts include contract incentives or bonuses, they are included in estimated contract revenues only when the achievement of such incentives or bonuses is reasonably certain.

A change order is a modification to a contract that changes the provisions of the contract, typically resulting from changes in scope, specifications, design, manner of performance, facilities, equipment, materials, sites, or period of completion of the work under the contract. A claim is an amount in excess of the agreed-upon contract price that the Company seeks to collect from its clients or others for client-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes. Costs related to change orders and claims are recognized when incurred. Revenue from a change order is included in total estimated contract revenue when it is probable that the change order will result in an addition to contract value and can be reliably estimated. Revenue from a claim is included in total estimated contract revenues, only to the extent that contract costs related to the claim have been incurred, when it is probable that the claim will result in an addition to contract value which can be reliably estimated. No profit is recognized on a claim until final settlement occurs.

The Company recognizes revenue from the design and installation of swimming pools.

Accounts Receivable and Allowances. The Company does not charge interest to its customers and carries its customer receivables at their face amounts, less an allowance for doubtful accounts. Included in accounts receivable are balances billed to customers pursuant to retainage provisions in certain contracts that are due upon completion of the contract and acceptance by the customer, or earlier as provided by the contract. Based on the Company’s experience in recent years, the majority of customer balances at each balance sheet date are collected within twelve months. As is common practice in the industry, the Company classifies all accounts receivable, including retainage, as current assets. The contracting cycle for certain long-term contracts may extend beyond one year, and accordingly, collection of retainage on those contracts may extend beyond one year.

The Company grants trade credit, on a non-collateralized basis (with the exception of lien rights against the property in certain cases), to its customers and is subject to potential credit risk related to changes in business and overall economic activity. The Company analyzes specific accounts receivable balances, historical bad debts, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In the event that a customer balance is deemed to be uncollectible, the account balance is written-off against the allowance for doubtful accounts.

Classification of Construction Contract-related Assets and Liabilities. Costs and estimated earnings in excess of billings on uncompleted contracts are presented as a current asset in the accompanying consolidated balance sheets, and billings in excess of costs and estimated earnings on uncompleted contracts are presented as a current liability in the accompanying consolidated balance sheets. The Company’s contracts vary in duration, with the duration of some larger contracts exceeding one year. Consistent with industry practices, the Company includes the amounts realizable and payable under contracts, which may extend beyond one year, in current assets and current liabilities. The vast majority of these balances are settled within one year.

CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS

 Except as discussed below, or otherwise disclosed above under “Executive and Director Compensation”, there have been no transactions since January 1, 2014, and there is not currently any proposed transaction, in which the Company was or is to be a participant, where the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end, for the last two completed fiscal years, and in which any officer, director, or any stockholder owning greater than five percent (5%) of our outstanding voting shares, nor any member of the above referenced individual’s immediate family, had or will have a direct or indirect material interest.

In April 2013, Becky Spohn, our then Controller, loaned Reliant Pools $30,000, which was evidenced by a promissory note. The note accrued interest at the rate of 8% per annum, payable in monthly installments of $200 each, beginning on September 1, 2013, with the principal balance thereof due on March 31, 2014. The loan was repaid in full in April 2014, together with $700 of accrued interest thereon.

From January 2016 to September 2016, we sold 885,000 shares of restricted common stock for $44,250, or $0.05 per share in a private offering pursuant to a private placement memorandum. Purchasers in the offering include Lilia Chavez, the mother of Michael Chavez (10,000 shares for $500), Alexander Spohn, the adult son of Becky Spohn, our former Controller (5,000 shares for $250), and Phyllis Laws, the mother of Becky Spohn, our former Controller (5,000 shares for $250).

During the year ended December 31, 2016, the Company paid for $10,117 of raw materials associated with the construction of the personal swimming pool of Michael Chavez, the Company’s Chief Executive Officer and sole director. During the quarter ended March 31, 2017, the Company paid for $2,443 of raw materials associated with the construction of the personal swimming pool of Michael Chavez. During the quarter ended March 31, 2017, Mr. Chavez advanced the Company $2,000 which was applied to the amount receivable from Mr. Chavez. Mr. Chavez has not yet reimbursed the Company for the materials purchased, which is shown as accounts receivable, related party, as of March 31, 2017. Effective May 18, 2017, the Company’s Board of Directors approved a resolution authorizing the Company to classify the cost of the construction of the personal pool of Michael Chavez, CEO, as compensation.

Effective April 15, 2017, Becky Spohn resigned as Controller of the Company. The resignation was not due to a a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant stockholders. However, all of the transactions described above were approved and ratified by our sole director. In connection with the approval of the transactions described above, our sole director took into account various factors, including his fiduciary duty to the Company; the relationships of the related parties described above to the Company; the material facts underlying each transaction; the anticipated benefits to the Company and related costs associated with such benefits; whether comparable products or services were available; and the terms the Company could receive from an unrelated third party.

We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors. On a moving forward basis, our sole director will continue to approve any related party transaction based on the criteria set forth above.

Conflict of Interest

The officers and directors (consisting solely of Mr. Chavez) of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of the Company must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 70,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). We have 14,585,000 shares of common stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Directors are appointed by a plurality of the votes present at any special or annual meeting of stockholders (by proxy or in person), and a majority of the votes present at any special or annual meeting of stockholders (by proxy or in person) shall determine all other matters. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.

Dividend Rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine.

Liquidation. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Other Rights. All of our outstanding shares of common stock are fully paid and non-assessable. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Additionally, while it is not possible to state the actual effect of the issuance of any additional shares of Preferred Stock on the rights of holders of the common stock until the Board determines the specific rights of the holders of any additional shares of Preferred Stock, such rights may be superior to those associated with our common stock, and may include:

o	Restricting dividends on the common stock;

o	Rights and preferences including dividend and dissolution rights, which are superior to our common stock;

o	Diluting the voting power of the common stock;

o	Impairing the liquidation rights of the common stock; or

o	Delaying or preventing a change in control of the Company without further action by the stockholders.

Anti-Takeover Provisions Under The Nevada Revised Statutes

Business Combinations

Sections 78.411 to 78.444 of the Nevada revised statues (the “NRS”) prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested shareholder and place certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation or bylaws. We have such a provision in our Articles of Incorporation, as amended and Bylaws, as amended, pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections do not apply to us.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have a provision in our Articles of Incorporation, as amended, pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do not apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office. As such, it may be more difficult for shareholders to remove directors due to the fact the NRS requires greater than majority approval of the shareholders for such removal.

MARKET FOR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

No established public trading market exists for our common stock and our common stock has never been quoted on any market or exchange. There is not currently any common stock that is being, or has been proposed to be, publicly offered. In the future, we plan to file a registration statement with the SEC, and assuming the effectiveness of such registration statement, we plan to apply for quotation on the OTCQB Market, a national securities exchange or the NASDAQ trading market, depending on where our management decides to quote/list our common stock in their sole discretion, and provided that we meet any and all applicable listing criteria.

Holders of Our Common Stock and Preferred Stock

As of August 9, 2017, we had 14,585,000 shares of common stock outstanding, held by 42 stockholders of record, no shares of Preferred Stock issued or outstanding.

Dividends

To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors (currently consisting solely of Mr. Chavez) will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business, or;
2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Equity Compensation Plan Information

We have no equity compensation plans or outstanding options or restricted stock.

SELLING STOCKHOLDERS

This prospectus relates to the resale of 3,585,000 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. The selling stockholders are not broker/dealers and/or affiliated with a broker/dealer. Except as described in footnotes below, the selling stockholders have not had a material relationship with us, our predecessors or affiliates during the past three years.

Selling Stockholder	Common Stock Beneficially Owned Before Resale		Amount Offered	Shares Beneficially Owned After Resale (1)	Percentage Owned After Offering
Adrian Alvarez	5,000	(2)	5,000	—	—
Alex Vandewalle	200,000	(2)	200,000	—	—
Alexander Spohn (a)	5,000	(2)	5,000	—	—
Andrew Vasquez	5,000	(2)	5,000	—	—
Angela Murcia	5,000	(2)	5,000	—	—
Arturo Barraza	5,000	(2)	5,000	—	—
CN Capital, LLC (b)	5,000	(2)	5,000	—	—
Dana and Linda Adelgren	10,000	(2)	10,000	—	—
Daniel Kolas	5,000	(2)	5,000	—	—
Don Maler	700,000	(3)	700,000	—	—
Donald Ross	10,000	(2)	10,000	—	—
Elvia Saenz	5,000	(2)	5,000	—	—
James Brock	5,000	(2)	5,000	—	—
Joel Allen	5,000	(2)	5,000	—	—
Joel Heffner (c)	450,000	(4)	450,000	—	—
Jude Samson	5,000	(2)	5,000	—	—
Julie Hale	500,000	(3)	500,000	—	—
Khoi Nguyen	10,000	(2)	10,000	—	—
Lilia Chavez (d)	10,000	(2)	10,000	—	—
Marcillino Acosta	50,000	(4)	50,000	—	—
Marlon Irias	10,000	(2)	10,000	—	—
Marsha Hash	500,000	(3)	500,000	—	—
Martin Clawson Jr. and Eva Clawson	10,000	(2)	10,000	—	—
Matthew Greiner	50,000	(2)	50,000	—	—
Matthew Mena	20,000	(2)	20,000	—	—
Michael Hale	50,000	(2)	50,000	—	—
Michael Miller	5,000	(2)	5,000	—	—
Michelle Stafford	5,000	(2)	5,000	—	—
Paul Guerrero	5,000	(2)	5,000	—	—
Phyllis Laws (e)	5,000	(2)	5,000	—	—
Rene Martinez	100,000	(2)	100,000	—	—
River North Equity (f)	500,000	(3)	500,000	—	—
Robert Taylor	200,000	(2)	200,000	—	—
Roehelen Giselle Arias Garcia	5,000	(2)	5,000	—	—
Ronald Schuler	10,000	(2)	10,000	—	—
Sara Johnson	5,000	(2)	5,000	—	—
Sergio Sierra	100,000	(2)	100,000	—	—
Shahnil Merchant	5,000	(2)	5,000	—	—
Zachary Hirsch	5,000	(2)	5,000	—	—
	3,585,000		3,585,000

(1) Assuming the sale of all shares registered herein.

(2) All shares were purchased from the Company at $0.05 per share pursuant to private placements between January and September 2016.

(3) All shares were purchased from the Company at $0.001 per share pursuant to private placements in May 2014.

(4) All shares were issued by the Company in consideration for services rendered on May 20, 2014, valued at $0.001 per share.

(a) Alexander Spohn is the adult son of Becky Spohn, our former Controller.

(b) Eilon Natan, is the beneficial owner of the shares held in the name of CN Capital, LLC and also serves as the President of such entity.

(c) Our non-executive Vice President.

(d) Lilia Chavez is the mother of Michael Chavez, our President and sole director.

(e) Phyllis Laws is the mother of Becky Spohn, our former Controller.

(f) Ed Liceaga, is the beneficial owner of the shares held in the name of River North Equity and also serves as the President of such entity.

SHARES AVAILABLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock could adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through the sale of equity securities.

Upon the date of this prospectus, there are 14,585,000 shares of common stock issued and outstanding. Upon the effectiveness of this registration statement, 3,585,000 shares of common stock to be resold pursuant to this prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops. Additionally, 11,000,000 shares of our currently issued and outstanding common stock which are not being registered pursuant to this registration statement will constitute “restricted securities” as that term is defined by Rule 144 of the Securities Act of 1933, as amended (the “Act”) and bear appropriate legends, restricting transferability. The Company may also raise capital in the future by issuing additional restricted shares to investors.

“Restricted securities” may not be sold except pursuant to an effective registration statement filed by us or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Act.

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. Assuming our registration statement is declared effective by the Commission and we are not deemed to be a “shell company” in the future and we otherwise meet the requirements of Rule 144, including our status as a “reporting company”, a person (or persons whose shares are aggregated) who owns “restricted securities” that were purchased from us (or any affiliate) at least one year previously (six months previously in the event we are current in our reporting obligations with the Commission and at least 90 days have passed after the date the registration statement is declared effective), would be entitled to sell such securities without restrictions. A person who may be deemed our affiliate, who owns “restricted securities” that were purchased from us (or any affiliate) at least one year previously (six months previously in the event we are current in our reporting obligations with the Commission and at least 90 days have passed after the date the registration statement is declared effective), would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the then outstanding shares of the Company’s common stock. Sales by affiliates are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

In the event we become a “shell company” in the future, under Rule 144, no sales of our “restricted securities” would be eligible to be made pursuant to Rule 144 until we comply with the requirements of Rule 144 relating to “shell companies” which require that we cease being a “shell company”, are subject to Section 13 or 15(d) of the Exchange Act, and have filed all of our required periodic reports for at least the previous one year period prior to any sale pursuant to Rule 144; and a period of at least twelve months has elapsed from the date “Form 10 information” has been filed with the Commission reflecting the Company’s status as a non-“shell company.”

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 3,585,000 shares of common stock on behalf of the selling stockholders.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having our shares of common stock quoted on the OTCQB Market, a national securities exchange or the NASDAQ trading market, investors should consider any secondary market for the Company’s securities to be a limited one. We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a “manual exemption.” This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, California, Illinois, Kentucky, Louisiana, Montana, New York, Pennsylvania, and Tennessee.

Market for our Shares

There is no current market for our securities. In the future, following the effectiveness of our registration statement, of which this prospectus is a part, we plan to apply for quotation on the OTCQB Market, a national securities exchange or the NASDAQ trading market, depending on where our management decides to quote/list our common stock in their sole discretion, and provided that we meet any and all applicable listing criteria.

The securities quoted on the OTCQB Market are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally stocks of smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

If our shares are quoted on the OTCQB Market in the future, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-exchange listed, non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 (not including the value of the individual’s principal residence) or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents. The distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in sales in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our stockholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock being offered by them. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

●	Not engage in any stabilization activities in connection with our common stock;
●	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and
●	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Our fiscal year ends on December 31. Once the registration statement of which this prospectus forms a part is declared effective by the Commission, we plan to furnish our stockholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, the effectiveness of the registration statement of which this prospectus is a part will trigger the Company’s obligation to file current and periodic reports with the Commission under Section 15(d) of the Securities Act of 1934, as amended. You may read and copy any reports, statements, or other information we file at the SEC’s public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC’s Internet site at http\\www.sec.gov.

You should read this prospectus and any prospectus supplement together with the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock covered by this prospectus will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.

FINANCIAL STATEMENTS

The Financial Statements included below are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to Reliant Holdings, Inc. are filed as part of this prospectus.

TABLE OF CONTENTS TO FINANCIAL STATEMENTS

Reliant Holdings, Inc. and Subsidiary

Financial Statements

Reliant Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2017	2016
ASSETS
Current Assets
Cash	$44,237	$42,673
Accounts receivable, net	5,943	9,284
Accounts receivable, related party	10,585	10,117
Federal income tax receivable	10,000	10,000
Earnings in excess of billings and estimated earnings on uncompleted contracts	—	357
Total current assets	70,765	72,431

Equipment, net of accumulated depreciation of $8,955 and $7,262 at March 31, 2017 and December 31, 2016, respectively	25,971	27,664

Total Assets	$96,736	$100,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$53,762	$40,754
Billings in excess of costs and estimated earnings on uncompleted contracts	78,769	38,494
Current portion of long term note payable	4,459	5,492
Total current liabilities	136,990	84,740

Long-term note payable	18,984	18,984
Total Liabilities	155,974	103,724

Commitments and contingencies

Stockholders’ Equity
Preferred stock, ($0.001 par value, 5,000,000 shares authorized, zero issued and outstanding as of March 31, 2017 and December 31, 2016, respectively)	—	—
Common stock, ($.001 par value, 70,000,000 shares authorized, 14,585,000 issued and outstanding as of March 31, 2017 and December 31, 2016)	14,585	14,585
Additional paid-in capital	43,365	43,365
Retained earnings (deficit)	(117,188)	(61,579)

Total Stockholders’ Equity	(59,238)	(3,629)

Total Liabilities and Stockholders’ Equity	$96,736	$100,095

The accompanying foot notes are an integral part of these consolidated financial statements.

Reliant Holdings, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	For the three months ended March 31,
	2017	2016
Revenue	$243,701	$527,373
Cost of goods sold	(174,750)	(430,890)
Gross Margin	68,951	96,483

General and administrative expenses	123,981	186,657

Total Operating Expenses	(123,981)	(186,657)

Loss From Operations	(55,030)	(90,174)
Other income / (expense)
Interest income	—	17
Interest expense	(579)	(325)

Total Other Expense	(579)	(308)

Net Loss	$(55,609)	$(90,482)

Net Loss Per Common Share - Basic and Diluted	$(0.00)	$(0.01)

Weighted Average Common Shares Outstanding - Basic and Diluted	14,831,930	14,576,648

The accompanying notes are an integral part of these consolidated financial statements.

Reliant Holdings, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

For the three months ended March 31, 2017

(Unaudited)

					Additional
	Preferred Stock		Common Stock		Paid in	Retained	Subscription
	Shares	Par Value	Shares	Par Value	Capital	Earnings	Receivable	Total

Balance December 31, 2015	—	$—	14,400,000	$14,400	$—	$33,203	$(1,200)	$46,403

Sale of common stock	—	—	885,000	885	43,365	—	—	44,250
Collections on subscription receivable	—	—	—	—	—	—	500	500
Cancellation of subscribed shares			(700,000)	(700)			700	—
Net loss	—	—	—	—		(94,782)	—	(94,782)
Balance December 31, 2016	—	—	14,585,000	14,585	43,365	(61,579)	—	(3,629)

Net loss	—	—	—	—	—	(55,609)	—	(55,609)
Balance March 31, 2017	—	$—	14,585,000	$14,585	$43,365	$(117,188)	$—	$(59,238)

The accompanying notes are an integral part of these consolidated financial statements.

Reliant Holdings, Inc. and Subsidiary

Consolidated Statements of Cash Flow

(Unaudited)

	For the three months ended March 31,
	2017	2016
Operating Activities
Net loss	$(55,609)	$(90,482)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,693	88
Bad debt expense	—	—
Changes in operating assets and liabilities:
Accounts receivable	3,341	(30,580)
Costs in excess of billings	357	23,845
Billings in excess of costs and estimated earnings on uncompleted contracts	40,275	104,619
Accounts payable and accrued liabilities	13,008	5,848
Net Cash Provided by Operating Activities	3,065	13,338

Cash Flows from Investing Activities
Accounts receivable, related party	(468)	—
Purchases of property and equipment	—	—
Net Cash Used in Investing Activities	(468)	—

Cash Flows from Financing Activities
Payments on note payable	(1,033)	(5,432)
Proceeds from subscription receivable	—	500
Proceeds from sale of common stock, net	—	38,000
Net Cash Provided By (Used in) Financing Activities	(1,033)	33,068

Net change in Cash	1,564	46,406
Cash - Beginning of Period	42,673	186,000
Cash - End of Period	$44,237	$232,406

Supplemental Disclosures
Interest paid	$261	$—
Income taxes paid	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

 Reliant Holdings, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

 March 31, 2017

(Unaudited)

Note 1. The Company and Summary of Significant Accounting Policies

The Company

Reliant Holdings, Inc. (the “Company”) was formed as a Nevada corporation on May 19, 2014. On May 23, 2014, Reliant Holdings, Inc., along with Reliant Pools, Inc., formerly Reliant Pools, G.P., which was formed in September 2013 (“Reliant Pools”) and the shareholders of Reliant Pools, entered into an Agreement for the Exchange of common stock whereby Reliant Pools, Inc. became a wholly-owned subsidiary of Reliant Holdings, Inc. Reliant Holdings, Inc. designs, and installs swimming pools. The Company is headquartered in Austin, Texas.

Basis of Presentation

The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Company evaluated subsequent events for recognition or disclosure through July 24, 2017.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term investments purchased with original maturities of three months or less at the date of purchase to be cash equivalents.

  Reliant Holdings, Inc. and Subsidiary

 Notes to the Consolidated Financial Statements

March 31, 2017

 (Unaudited)

Note 1. The Company and Summary of Significant Accounting Policies (cont’d)

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income taxes and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Revenue Recognition

Revenues under long-term contracts are accounted for under the percentage-of-completion method of accounting. Under the percentage-of-completion method, the Company estimates profit as the difference between total estimated revenue and total estimated cost of a contract and recognizes that profit over the contract term based on either input (e.g., costs incurred under the cost-to-cost method) or output (e.g., units delivered under the units-of-delivery method), as appropriate under the circumstances.

Revenues from the Company’s construction services are performed under fixed-price, time-and-equipment, time-and-materials, unit-price, and cost-plus fee contracts. For fixed-price contracts, the Company uses the ratio of cost incurred to date on the contract (excluding uninstalled direct materials) to management’s estimate of the contract’s total cost, to determine the percentage of completion on each contract. This method is used as management considers expended costs to be the best available measure of progression of these contracts. Contract cost includes all direct costs on contracts, including labor and material, subcontractor costs and those indirect costs related to contract performance, such as supplies, fuel, tool repairs and depreciation. The Company recognizes revenues from construction services with fees based on time-and-materials, unit prices, or cost-plus fee as the services are performed and amounts are earned.

Contract costs incurred to date and expected total contract costs are continuously monitored during the term of the contract. Changes in job performance, job conditions and final contract settlements are factors that influence management’s assessment of total contract value and the total estimated costs to complete those contracts and therefore, the Company’s profit recognition. These changes, which include contracts with estimated costs in excess of estimated revenues, are recognized in contract costs in the period in which the revisions are determined. At the point the Company anticipates a loss on a contract, the Company estimates the ultimate loss through completion and recognizes that loss in the period in which the possible loss was identified. If contracts include contract incentives or bonuses, they are included in estimated contract revenues only when the achievement of such incentives or bonuses is reasonably certain.

A change order is a modification to a contract that changes the provisions of the contract, typically resulting from changes in scope, specifications, design, manner of performance, facilities, equipment, materials, sites, or period of completion of the work under the contract. A claim is an amount in excess of the agreed-upon contract price that the Company seeks to collect from its clients or others for client-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes. Costs related to change orders and claims are recognized when incurred. Revenue from a change order is included in total estimated contract revenue when it is probable that the change order will result in an addition to contract value and can be reliably estimated. Revenue from a claim is included in total estimated contract revenues, only to the extent that contract costs related to the claim have been incurred, when it is probable that the claim will result in an addition to contract value which can be reliably estimated. No profit is recognized on a claim until final settlement occurs.

The Company recognizes revenue from the design and installation of swimming pools.

Reliant Holdings, Inc. and Subsidiary

 Notes to the Consolidated Financial Statements

March 31, 2017

 (Unaudited)

Note 1. The Company and Summary of Significant Accounting Policies (cont’d)

Accounts Receivable and Allowances

The Company does not charge interest to its customers and carries its customer receivables at their face amounts, less an allowance for doubtful accounts. Included in accounts receivable are balances billed to customers pursuant to retainage provisions in certain contracts that are due upon completion of the contract and acceptance by the customer, or earlier as provided by the contract. Based on the Company’s experience in recent years, the majority of customer balances at each balance sheet date are collected within twelve months. As is common practice in the industry, the Company classifies all accounts receivable, including retainage, as current assets. The contracting cycle for certain long-term contracts may extend beyond one year, and accordingly, collection of retainage on those contracts may extend beyond one year.

The Company grants trade credit, on a non-collateralized basis (with the exception of lien rights against the property in certain cases), to its customers and is subject to potential credit risk related to changes in business and overall economic activity. The Company analyzes specific accounts receivable balances, historical bad debts, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In the event that a customer balance is deemed to be uncollectible, the account balance is written-off against the allowance for doubtful accounts.

Classification of Construction Contract-related Assets and Liabilities

Costs and estimated earnings in excess of billings on uncompleted contracts are presented as a current asset in the accompanying consolidated balance sheets, and billings in excess of costs and estimated earnings on uncompleted contracts are presented as a current liability in the accompanying consolidated balance sheets. The Company’s contracts vary in duration, with the duration of some larger contracts exceeding one year. Consistent with industry practices, the Company includes the amounts realizable and payable under contracts, which may extend beyond one year, in current assets and current liabilities. The vast majority of these balances are settled within one year.

Equipment

Equipment, consisting mainly of a truck, is stated at cost. The Company depreciates the cost of equipment using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period. The cost of maintenance and repairs is charged to operations as incurred; significant renewals improvements are capitalized. Depreciation expense was approximately $1,700 and $100 in 2017 and 2016, respectively. The estimated useful life of the truck is five years.

Fair Value of Financial Instruments

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, we are permitted to elect to measure financial instruments and certain other items at fair value, with the change in fair value recorded in earnings. We elected not to measure any eligible items using the fair value option. Consistent with the Fair Value Measurement Topic of the FASB ASC 820, we implemented guidelines relating to the disclosure of our methodology for periodic measurement of our assets and liabilities recorded at fair market value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

The carrying amounts of cash, accounts receivable, trade accounts payable, and other accrued expenses approximate fair value because of the short maturity of those instruments.

 Reliant Holdings, Inc. and Subsidiary

 Notes to the Consolidated Financial Statements

March 31, 2017

 (Unaudited)

Note 1. The Company and Summary of Significant Accounting Policies (cont’d)

Earnings Per Share

In accordance with accounting guidance now codified as ASC Topic 260, “Earnings per Share,” basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

New Accounting Pronouncements

Management does not expect adoption of recently issued but not yet effective pronouncements to have a material impact on the Company’s financial statements.

Note 2. Accounts Receivable

Accounts receivable consisted of the following:

	March 31,	December 31,
	2017	2016
Contract receivables	$5,943	$9,284
Less: Allowance for doubtful accounts	—	—
	$5,943	$9,284

The Company recognized bad debt expense of $0 during the three months ending March 31, 2017 and 2016, respectively.

Note 3. Contracts in Process

The net asset (liability) position for contracts in process consisted of the following:

	March 31,	December 31,
	2017	2016
Costs on uncompleted contracts	$73,406	$376,622
Estimated earnings	25,791	147,268
	99,197	523,890
Less: Progress billings	(177,966)	(562,027)
	$(78,769)	$(38,137)

The net asset (liability) position for contracts in process is included in the accompanying consolidated balance sheets as follows:

	March 31,	December 31,
	2017	2016
Costs and estimated earnings in excess of billings on uncompleted contracts	$—	$357
Billings in excess of costs and estimated earnings on uncompleted contracts	(78,769)	(38,494)
	$(78,769)	$(38,137)

Reliant Holdings, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

March 31, 2017

(Unaudited)

Note 4. Equity

From January 2016 to September 2016, the Company sold 885,000 shares of restricted common stock for $44,250, or $0.05 per share in a private offering pursuant to a private placement memorandum. Purchasers in the offering include Lilia Chavez, the mother of Michael Chavez, the Company’s President and sole director (10,000 shares for $500), Alexander Spohn, the adult son of Becky Spohn, the Company’s Controller (5,000 shares for $250), and Phyllis Laws, the mother of Becky Spohn, the Company’s Controller (5,000 shares for $250).

In September 2016, the Company discovered that the investors in the January 2016 to September 2016 offering may not have been provided all information and materials (including current audited financial statements), as is required under the Securities Act in order to claim an exemption from registration pursuant to Rule 506 of the Securities Act. We believe that all such transactions still complied with, and were exempt from registration under Section 4(a)(2) of the Securities Act because the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; the securities were offered without any general solicitation by the Company or our representatives; no underwriters or agents were involved in the foregoing issuances and the Company paid no underwriting discounts or commissions ;the securities sold are subject to transfer restrictions, and the certificates evidencing the securities (or book entry issuances) contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom; and the securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Nevertheless, based on the above, the Company offered the January 2016 to September 2016 purchasers of our common stock the right to rescind their previous common stock acquisitions and receive, in exchange for any shares relinquished to the Company, a payment equal to their original purchase price plus interest at the applicable statutory rate in the state in which they reside. The rescission offer expired at 5:00 pm (CST) on October 26, 2016. None of the prior purchasers opted to rescind their prior purchases in connection with the rescission offer.

During the first quarter of fiscal 2017, the Company learned that Michael Chavez, President and sole director, was barred from association with any FINRA member in any capability (as described above under “Directors, Executive Officers and Corporate Governance” – “Michael Chavez – President, Treasurer, Secretary, and Chairman (sole director)”). Mr. Chavez similarly became aware of the FINRA bar at the same time. Pursuant to Rule 506(d), Rule 506 of the Securities Act, is not available for a sale of securities if among other persons, any director or executive officer of an issuer has been subject to certain disqualifying events after September 23, 2013, including suspension or expulsion from membership in a self-regulatory organization (SRO), such as FINRA. However, in the event the disqualifying event occurred prior to September 23, 2013, the issuer is not prohibited from relying on Rule 506, provided that pursuant to Rule 506(e) of the Securities Act, an issuer is required to furnish to each purchaser, a reasonable time prior to sale, a description in writing of any matters that would have triggered disqualification under Rule 506(d)(1), but occurred before September 23, 2013.

As Mr. Chavez’s FINRA bar constituted a disqualifying event under Rule 506(d), the Company was required to furnish to each purchaser of shares of the Company, a reasonable time prior to sale, a description in writing of such event. The Company did not do that, because as described above, the Company and Mr. Chavez only recently became aware of the FINRA bar. Notwithstanding the fact that the Company was not aware of Mr. Chavez’s FINRA bar, the Company determined that such failure to provide such information may prohibit the Company from relying on a Rule 506 exemption for the prior issuances and sales of shares. We believe that all such transactions still complied with, and were exempt from registration under Section 4(a)(2) of the Securities Act, because the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; the securities were offered without any general solicitation by us or our representatives; no underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions ;the securities sold/issued were subject to transfer restrictions, and the certificates evidencing the securities (or book entry issuances) contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom; and the securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Nevertheless, management determined that the Company would offer rescission to all of its shareholders in April 2017. In connection therewith, in April 2017, we offered every shareholder of our common stock the right to rescind their previous purchases and acquisitions and to receive, in exchange for any shares relinquished to us, a payment equal to their original purchase price or consideration provided, plus interest at the applicable statutory rate in the state in which they reside. The rescission offer expired at 5:00 pm (CST) on April 29, 2017. None of our shareholders opted to rescind their prior purchase/acquisitions in connection with the rescission offer.

The federal securities laws and certain state securities laws do not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of securities that was not registered under the relevant securities laws as required. Accordingly, the Company may continue to be potentially liable under certain securities laws for the offer and sale of the shares sold and issued between May 2014 and September 2016, totaling $57,950 of securities in aggregate, along with statutory interest on such shares, even after the Company completed the rescission offers.

This amount is recorded in equity in the accompanying March 31, 2017 and December 31, 2016 balance sheets. This will be evaluated at each reporting period for reclassification to a liability if a rescission request is made.

During the year ended December 31, 2016, the Company sold 885,000 shares of common stock for $44,250 in cash.

In May 2014, the Company sold 2,900,000 shares of common stock for $2,900 and subscription receivables of $2,900. In January 2015, the Company collected $1,700 of the subscription receivables. In January 2016, the Company collected $500 of the subscription receivables. Effective September 30, 2016, the Company cancelled 700,000 of the shares subscribed on May 31, 2014 for non-payment.

Note 5. Concentration of Risk

The Company had gross revenue of $243,701 and $527,373 for the three months ended March 31, 2017 and 2016, respectively. The Company had 4 customers representing more than 10% of gross revenue, and combined 87% of revenue for the three months ended March 31, 2017 and 4 customers representing more than 66% of gross revenues for the three months ended March 31, 2016.

Note 6. Commitments

The Company leases approximately 1,000 square feet of office space in Austin, Texas. The lease expires in September 2017 with a monthly rent of $1,695.

Lease expense was $5,085 and $4,800 for the three months ended March 31, 2017 and 2016, respectively.

Note 7. Related Party Transactions

During year ended December 31, 2016, the Company paid for $10,117 of raw materials associated with the construction of the personal swimming pool of Michael Chavez, the Company’s Chief Executive Officer and sole director. Mr. Chavez has not yet reimbursed the Company for the materials purchased, which is shown as accounts receivable, related party, as of December 31, 2016.  During the quarter ended March 31, 2017, the Company paid for $2,443 of raw materials associated with the construction of the personal swimming pool of Michael Chavez. During the quarter ended March 31, 2017, Mr. Chavez advanced the Company $2,000 which was applied to the amount receivable from Mr. Chavez. As of March 31, 2017, the advance totaled $10,000. Effective May 18, 2017, the Company’s Board of Directors approved a resolution authorizing the Company to classify the cost of the construction of the personal pool of Michael Chavez, CEO, as compensation.

Reliant Holdings, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

 March 31, 2017

(Unaudited)

Note 8. Long Term Debt

Long-term debt at:

	March 31, 2017	December 31, 2016
Term note with a bank secured by truck, payable in monthly installments of $537, including interest at 4.35% through February 11, 2021.	$23,443	$24,476

Total long-term debt	23,443	24,476
Less: current portion	(4,459)	(5,492)

Long-term debt, net of current portion	$18,984	$18,984

Future maturities of long-term debt are as follows:

Year Ending December 31,
2017	$4,459
2018	5,736
2019	5,990
2020	6,256
2021	1,002
Total	$23,443

Note 9 – Subsequent events

During the first quarter of fiscal 2017, the Company learned that Michael Chavez, President and sole director, was barred from association with any FINRA member in any capability (as described above under “Directors, Executive Officers and Corporate Governance” – “Michael Chavez – President, Treasurer, Secretary, and Chairman (sole director)”). Mr. Chavez similarly became aware of the FINRA bar at the same time. Pursuant to Rule 506(d), Rule 506 of the Securities Act, is not available for a sale of securities if among other persons, any director or executive officer of an issuer has been subject to certain disqualifying events after September 23, 2013, including suspension or expulsion from membership in a self-regulatory organization (SRO), such as FINRA. However, in the event the disqualifying event occurred prior to September 23, 2013, the issuer is not prohibited from relying on Rule 506, provided that pursuant to Rule 506(e) of the Securities Act, an issuer is required to furnish to each purchaser, a reasonable time prior to sale, a description in writing of any matters that would have triggered disqualification under Rule 506(d)(1), but occurred before September 23, 2013.

As Mr. Chavez’s FINRA bar constituted a disqualifying event under Rule 506(d), the Company was required to furnish to each purchaser of shares of the Company, a reasonable time prior to sale, a description in writing of such event. The Company did not do that, because as described above, the Company and Mr. Chavez only recently became aware of the FINRA bar. Notwithstanding the fact that the Company was not aware of Mr. Chavez’s FINRA bar, the Company determined that such failure to provide such information may prohibit the Company from relying on a Rule 506 exemption for the prior issuances and sales of shares. We believe that all such transactions still complied with, and were exempt from registration under Section 4(a)(2) of the Securities Act, because the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; the securities were offered without any general solicitation by us or our representatives; no underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions ;the securities sold/issued were subject to transfer restrictions, and the certificates evidencing the securities (or book entry issuances) contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom; and the securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Nevertheless, management determined that the Company would offer rescission to all of its shareholders in April 2017. In connection therewith, in April 2017, we offered every shareholder of our common stock the right to rescind their previous purchases and acquisitions and to receive, in exchange for any shares relinquished to us, a payment equal to their original purchase price or consideration provided, plus interest at the applicable statutory rate in the state in which they reside. The rescission offer expired at 5:00 pm (CST) on April 29, 2017. None of our shareholders opted to rescind their prior purchase/acquisitions in connection with the rescission offer.

Effective May 18, 2017, the Company’s Board of Directors approved a resolution authorizing the Company to classify the cost of the construction of the personal pool of Michael Chavez, CEO, which was recorded as a receivable from related party as of December 31, 2016 and March 31, 2017, as compensation in fiscal year 2017.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Reliant Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Reliant Holdings, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016. Reliant Holdings, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reliant Holdings, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 5 and 10, on March 29, 2017, the Company became aware that they did not provide adequate disclosure to the purchasers of shares of the Company which caused the Company to make a rescission offer to all shareholders. The footnotes to the previously issued financial statements, which were dated March 13, 2017, have been revised with respect to this information. The auditors’ opinion is not modified with respect to this matter.

LBB & Associates Ltd., LLP

Houston, Texas

July 24, 2017

Reliant Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets
Cash	$42,673	$186,000
Accounts receivable, net	9,284	1,500
Accounts receivable, related party	10,117	—
Federal income tax receivable	10,000	—
Earnings in excess of billings and estimated earnings on uncompleted contracts	357	31,028
Total current assets	72,431	218,528

Equipment, net of accumulated depreciation of $7,262 and $631 in 2016 and 2015, respectively	27,664	421

Total Assets	$100,095	$218,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$40,754	$43,845
Billings in excess of costs and estimated earnings on uncompleted contracts	38,494	128,701
Current portion of long term note payable	5,492	—
Total current liabilities	84,740	172,546

Long-term note payable	18,984	—
Total Liabilities	103,724	172,546

Commitments

Stockholders’ Equity
Preferred stock, ($0.001 par value, 5,000,000 shares authorized, zero issued and outstanding as of December 31, 2016 and December 31, 2015, respectively)	—	—
Common stock, ($.001 par value, 70,000,000 shares authorized, 14,585,000 and 14,400,000 issued and outstanding as of December 31, 2016 and December 31, 2015, respectively)	14,585	14,400
Stock subscription receivable	—	(1,200)
Additional paid-in capital	43,365	—
Retained earnings (deficit)	(61,579)	33,203

Total Stockholders’ Equity	(3,629)	46,403

Total Liabilities and Stockholders’ Equity	$100,095	$218,949

The accompanying footnotes are an integral part of these consolidated financial statements.

Reliant Holdings, Inc. and Subsidiary

Consolidated Statements of Operations

	For the year ended December 31,
	2016	2015
Revenue	$1,915,835	$1,118,665
Cost of goods sold	(1,435,726)	(821,911)
Gross Margin	480,109	296,754

General and administrative expenses	573,381	292,077

Total Operating Expenses	(573,381)	(292,077)

Income (Loss) From Operations	(93,272)	4,677
Other income / (expense)
Interest income	39	—
Interest expense	(1,549)	(212)

Total Other Expense	(1,510)	(212)

Income (Loss) Before Income Taxes	(94,782)	4,465

Provision for Income Tax	—	—

Net Income (Loss)	$(94,782)	$4,465

Net Loss Per Common Share - Basic and Diluted	$(0.01)	$0.00

Weighted Average Common Shares Outstanding - Basic and Diluted	14,892,650	14,400,000

The accompanying footnotes are an integral part of these consolidated financial statements.

Reliant Holdings, Inc . and Subsidiary

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2016 and 2015

					Additional
	Preferred Stock		Common Stock		Paid in	Retained	Subscription
	Shares	Par Value	Shares	Par Value	Capital	Earnings	Receivable	Total

Balance December 31, 2014	—	—	14,400,000	$14,400	—	$28,738	$(2,900)	$40,238

Collections on subscription receivable	—	—	—	—	—	—	1,700	1,700
Net income	—	—	—	—	—	4,465	—	4,465
Balance December 31, 2015	—	—	14,400,000	14,400	—	33,203	(1,200)	46,403

Sale of common stock	—	—	885,000	885	43,365	—	—	44,250
Collections on subscription receivable	—	—	—	—	—	—	500	500
Cancellation of subscribed shares	—	—	(700,000)	(700)	—	—	700	—
Net loss	—	—	—	—	—	(94,782)	—	(94,782)
Balance December 31, 2016	—	$—	14,585,000	$14,585	$43,365	$(61,579)	$—	$(3,629)

The accompanying footnotes are an integral part of these consolidated financial statements.

Reliant Holdings, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	For the year ended December 31,
	2016	2015
Operating Activities
Net income (loss)	$(94,782)	$4,465
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,631	631
Bad debt expense	—	1,550
Changes in operating assets and liabilities:
Accounts receivable	(7,784)	(1,950)
Federal income tax receivable	(10,000)	—
Earnings in excess of billings and estimated earnings on uncompleted contracts	30,671	(29,816)
Billings in excess of costs and estimated earnings on uncompleted contracts	(90,207)	116,468
Accounts payable and accrued liabilities	(3,091)	30,947
Net Cash Provided by (Used In) Operating Activities	(168,562)	122,295

Cash Flows from Investing Activities
Accounts receivable, related party	(10,117)	—
Purchases of property and equipment	—	(1,052)
Net Cash Used in Investing Activities	(10,117)	(1,052)

Cash Flows from Financing Activities
Payments on note payable	(9,398)	—
Proceeds on subscription receivable	500	—
Proceeds from sale of common stock, net	44,250	1,700
Net Cash Provided By Financing Activities	35,352	1,700

Net change in Cash	(143,327)	122,943
Cash - Beginning of Period	186,000	63,057
Cash - End of Period	$42,673	$186,000

Supplemental Disclosures
Interest paid	$942	$212
Income taxes paid	$10,000	$—

Non-cash investing and financing activities:
Cancellation of subscribed shares	$700	$—
Note payable for purchase of truck	$34,366	$—

The accompanying footnotes are an integral part of these consolidated financial statements.

Reliant Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 1. The Company and Summary of Significant Accounting Policies

The Company

Reliant Holdings, Inc. (the “Company”) was formed as a Nevada corporation on May 19, 2014. On May 23, 2014, Reliant Holdings, Inc., along with Reliant Pools, Inc., formerly Reliant Pools, G.P., which was formed in September 2013 (“Reliant Pools”) and the shareholders of Reliant Pools, entered into an Agreement for the Exchange of common stock whereby Reliant Pools, Inc. became a wholly-owned subsidiary of Reliant Holdings, Inc.

Reliant Holdings, Inc. designs, and installs custom swimming pools. The Company is headquartered in Austin, Texas.

Basis of Presentation

The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Company evaluated subsequent events for recognition or disclosure through July 24, 2017

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term investments purchased with original maturities of three months or less at the date of purchase to be cash equivalents.

Reliant Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 1. The Company and Summary of Significant Accounting Policies (cont’d)

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income taxes and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Revenue Recognition

Revenues under long-term contracts are accounted for under the percentage-of-completion method of accounting. Under the percentage-of-completion method, the Company estimates profit as the difference between total estimated revenue and total estimated cost of a contract and recognizes that profit over the contract term based on either input (e.g., costs incurred under the cost-to-cost method) or output (e.g., units delivered under the units-of-delivery method), as appropriate under the circumstances.

Revenues from the Company’s construction services are performed under fixed-price, time-and-equipment, time-and-materials, unit-price, and cost-plus fee contracts. For fixed-price contracts, the Company uses the ratio of cost incurred to date on the contract (excluding uninstalled direct materials) to management’s estimate of the contract’s total cost, to determine the percentage of completion on each contract. This method is used as management considers expended costs to be the best available measure of progression of these contracts. Contract cost includes all direct costs on contracts, including labor and material, subcontractor costs and those indirect costs related to contract performance, such as supplies, fuel, tool repairs and depreciation. The Company recognizes revenues from construction services with fees based on time-and-materials, unit prices, or cost-plus fee as the services are performed and amounts are earned.

Contract costs incurred to date and expected total contract costs are continuously monitored during the term of the contract. Changes in job performance, job conditions and final contract settlements are factors that influence management’s assessment of total contract value and the total estimated costs to complete those contracts and therefore, the Company’s profit recognition. These changes, which include contracts with estimated costs in excess of estimated revenues, are recognized in contract costs in the period in which the revisions are determined. At the point the Company anticipates a loss on a contract, the Company estimates the ultimate loss through completion and recognizes that loss in the period in which the possible loss was identified. If contracts include contract incentives or bonuses, they are included in estimated contract revenues only when the achievement of such incentives or bonuses is reasonably certain.

A change order is a modification to a contract that changes the provisions of the contract, typically resulting from changes in scope, specifications, design, manner of performance, facilities, equipment, materials, sites, or period of completion of the work under the contract. A claim is an amount in excess of the agreed-upon contract price that the Company seeks to collect from its clients or others for client-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes. Costs related to change orders and claims are recognized when incurred. Revenue from a change order is included in total estimated contract revenue when it is probable that the change order will result in an addition to contract value and can be reliably estimated. Revenue from a claim is included in total estimated contract revenues, only to the extent that contract costs related to the claim have been incurred, when it is probable that the claim will result in an addition to contract value which can be reliably estimated. No profit is recognized on a claim until final settlement occurs.

The Company recognizes revenue from the design and installation of swimming pools.

Reliant Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 1. The Company and Summary of Significant Accounting Policies (cont’d)

Accounts Receivable and Allowances

The Company does not charge interest to its customers and carries its customer receivables at their face amounts, less an allowance for doubtful accounts. Included in accounts receivable are balances billed to customers pursuant to retainage provisions in certain contracts that are due upon completion of the contract and acceptance by the customer, or earlier as provided by the contract. Based on the Company’s experience in recent years, the majority of customer balances at each balance sheet date are collected within twelve months. As is common practice in the industry, the Company classifies all accounts receivable, including retainage, as current assets. The contracting cycle for certain long-term contracts may extend beyond one year, and accordingly, collection of retainage on those contracts may extend beyond one year.

The Company grants trade credit, on a non-collateralized basis (with the exception of lien rights against the property in certain cases), to its customers and is subject to potential credit risk related to changes in business and overall economic activity. The Company analyzes specific accounts receivable balances, historical bad debts, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In the event that a customer balance is deemed to be uncollectible, the account balance is written-off against the allowance for doubtful accounts.

Classification of Construction Contract-related Assets and Liabilities

Costs and estimated earnings in excess of billings on uncompleted contracts are presented as a current asset in the accompanying consolidated balance sheets, and billings in excess of costs and estimated earnings on uncompleted contracts are presented as a current liability in the accompanying consolidated balance sheets. The Company’s contracts vary in duration, with the duration of some larger contracts exceeding one year. Consistent with industry practices, the Company includes the amounts realizable and payable under contracts, which may extend beyond one year, in current assets and current liabilities. The vast majority of these balances are settled within one year.

Equipment

Equipment, consisting mainly of a truck, is stated at cost. The Company depreciates the cost of equipment using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period. The cost of maintenance and repairs is charged to operations as incurred; significant renewals improvements are capitalized. Depreciation expense was approximately $6,600 and $600 in 2016 and 2015, respectively. The estimated useful life of the truck is five years.

Fair Value of Financial Instruments

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “ Fair Value Measurements and Disclosures” , we are permitted to elect to measure financial instruments and certain other items at fair value, with the change in fair value recorded in earnings. We elected not to measure any eligible items using the fair value option. Consistent with the Fair Value Measurement Topic of the FASB ASC 820, we implemented guidelines relating to the disclosure of our methodology for periodic measurement of our assets and liabilities recorded at fair market value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

The carrying amounts of cash, accounts receivable, trade accounts payable, and other accrued expenses approximate fair value because of the short maturity of those instruments.

Reliant Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 1. The Company and Summary of Significant Accounting Policies (cont’d)

Earnings Per Share

In accordance with accounting guidance now codified as ASC Topic 260, “Earnings per Share,” basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

New Accounting Pronouncements

Management does not expect adoption of recently issued but not yet effective pronouncements to have a material impact on the Company’s financial statements.

Note 2. Accounts Receivable

Accounts receivable consisted of the following at December 31, 2016 and December 31, 2015:

	December 31,	December 31,
	2016	2015
Contract receivables	$9,284	$1,500
Less: Allowance for doubtful accounts	—	—
	$9,284	$1,500

The Company recognized bad debt expense of $0 and $1,550 during the years ending December 31, 2016 and 2015, respectively.

Note 3. Contracts in Process

The net asset (liability) position for contracts in process consisted of the following:

	December 31,	December 31,
	2016	2015
Costs on uncompleted contracts	$376,622	$242,322
Estimated earnings	147,268	118,197
	523,890	360,519
Less: Progress billings	(562,027)	(458,192)
	$(38,137)	$(97,673)

The net asset (liability) position for contracts in process is included in the accompanying consolidated balance sheets as follows:

	December 31,	December 31,
	2016	2015
Costs and estimated earnings in excess of billings on uncompleted contracts	$357	$31,028
Billings in excess of costs and estimated earnings on uncompleted contracts	(38,494)	(128,701)
	$(38,137)	$(97,673)

Reliant Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 4. Income Taxes

Income tax (benefit) provision for the years ended December 31, 2016 and 2015 is as follows:

	2016	2015
Federal income tax expense (benefit) attributed to:
Federal income tax at statutory rate of 34%	$(29,000)	$2,000
Change in valuation allowance	29,000	(2,000)
Net expense (benefit)	$—	$—

Significant items comprising our net deferred tax amount are as follows:

	2016	2015
Deferred tax attributed:
Net operating loss carryforward	$38,000	$8,000
Less: valuation allowance	(38,000)	(8,000)
	$—	$—

As of December 31, 2016, the Company had unused net operating loss carryforwards of approximately $114,000 to reduce future federal income tax liabilities. Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s combined financial statements. All tax years remain open to examination by the major taxing jurisdictions in which the Company is subject to tax.

Note 5. Equity

From January 2016 to September 2016, the Company sold 885,000 shares of restricted common stock for $44,250, or $0.05 per share in a private offering pursuant to a private placement memorandum. Purchasers in the offering include Lilia Chavez, the mother of Michael Chavez, the Company’s President and sole director (10,000 shares for $500), Alexander Spohn, the adult son of Becky Spohn, the Company’s Controller (5,000 shares for $250), and Phyllis Laws, the mother of Becky Spohn, the Company’s Controller (5,000 shares for $250).

In September 2016, the Company discovered that the investors in our January 2016 to September 2016 offering may not have been provided all information and materials (including current audited financial statements), as is required under the Securities Act in order to claim an exemption from registration pursuant to Rule 506 of the Securities Act, We believe that all such transactions still complied with, and were exempt from registration under Section 4(a)(2) of the Securities Act because the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; the securities were offered without any general solicitation by the Company or our representatives; no underwriters or agents were involved in the foregoing issuances and the Company paid no underwriting discounts or commissions; the securities sold are subject to transfer restrictions, and the certificates evidencing the securities (or book entry issuances) contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom; and the securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Nevertheless, based on the above, the Company offered the January 2016 to September 2016 purchasers of our common stock the right to rescind their previous common stock acquisitions and receive, in exchange for any shares relinquished to the Company, a payment equal to their original purchase price plus interest at the applicable statutory rate in the state in which they reside. The rescission offer expired at 5:00 pm (CST) on October 26, 2016. None of the prior purchasers opted to rescind their prior purchasers in connection with the rescission offer.

During the first quarter of fiscal 2017, the Company learned that Michael Chavez, President and sole director, was barred from association with any FINRA member in any capability (as described above under “Directors, Executive Officers and Corporate Governance” – “Michael Chavez – President, Treasurer, Secretary, and Chairman (sole director)”). Mr. Chavez similarly became aware of the FINRA bar at the same time. Pursuant to Rule 506(d), Rule 506 of the Securities Act, is not available for a sale of securities if among other persons, any director or executive officer of an issuer has been subject to certain disqualifying events after September 23, 2013, including suspension or expulsion from membership in a self-regulatory organization (SRO), such as FINRA. However, in the event the disqualifying event occurred prior to September 23, 2013, the issuer is not prohibited from relying on Rule 506, provided that pursuant to Rule 506(e) of the Securities Act, an issuer is required to furnish to each purchaser, a reasonable time prior to sale, a description in writing of any matters that would have triggered disqualification under Rule 506(d)(1), but occurred before September 23, 2013.

As Mr. Chavez’s FINRA bar constituted a disqualifying event under Rule 506(d), the Company was required to furnish to each purchaser of shares of the Company, a reasonable time prior to sale, a description in writing of such event. The Company did not do that, because as described above, the Company and Mr. Chavez only recently became aware of the FINRA bar. Notwithstanding the fact that the Company was not aware of Mr. Chavez’s FINRA bar, the Company determined that such failure to provide such information may prohibit the Company from relying on a Rule 506 exemption for the prior issuances and sales of shares. We believe that all such transactions still complied with, and were exempt from registration under Section 4(a)(2) of the Securities Act, because the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; the securities were offered without any general solicitation by us or our representatives; no underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions; the securities sold/issued were subject to transfer restrictions, and the certificates evidencing the securities (or book entry issuances) contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom; and the securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Nevertheless, management determined that the Company would offer rescission to all of its shareholders in April 2017. In connection therewith, in April 2017, we offered every shareholder of our common stock the right to rescind their previous purchases and acquisitions and to receive, in exchange for any shares relinquished to us, a payment equal to their original purchase price or consideration provided, plus interest at the applicable statutory rate in the state in which they reside. The rescission offer expired at 5:00 pm (CST) on April 29, 2017. None of our shareholders opted to rescind their prior purchase/acquisitions in connection with the rescission offer.

The federal securities laws and certain state securities laws do not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of securities that was not registered under the relevant securities laws as required. Accordingly, the Company may continue to be potentially liable under certain securities laws for the offer and sale of the shares sold and issued between May 2014 and September 2016, totaling $57,950 of securities in aggregate, along with statutory interest on such shares, even after the Company completed the rescission offers.

As of December 31, 2016 and 2015, $57,950 and $13,200, respectively are recorded in equity in the accompanying December 31, 2016 and 2015 balance sheets. This will be evaluated at each reporting period for reclassification to a liability if a rescission request is made.

In May 2014, the Company sold 2,900,000 shares of common stock for $2,900 and subscription receivables of $2,900. In January 2015, the Company collected $1,700 of the subscription receivables. In January 2016, the Company collected $500 of the subscription receivables. Effective September 30, 2016, the Company cancelled 700,000 of the shares subscribed on May 31, 2014 for non-payment.

Note 6. Concentration of Risk

The Company had gross sales of $1,915,835 and $1,118,665 for the years ended December 31, 2016 and 2015, respectively. The Company had no customers representing more than 10% of gross revenue for the year ended December 31, 2016 and two customers, each representing approximately 24% and 12% of gross revenues for the year ended December 31, 2015.

Note 7. Commitments

The Company leases approximately 1,000 square feet of office space in Austin, Texas. The lease expires in September 2017 with a monthly rent of $1,695.

Lease expense was $19,806 and $16,950 for the years ended December 31, 2016 and 2015, respectively.

Note 8. Related Party Transactions

During the year ended December 31, 2016, the Company paid for $10,117 of raw materials associated with the construction of the personal swimming pool of Michael Chavez, the Company’s Chief Executive Officer and sole director. Mr. Chavez has not yet reimbursed the Company for the materials purchased, which is shown as accounts receivable, related party, as of December 31, 2016.  Effective May 18, 2017, the Company’s Board of Directors approved a resolution authorizing the Company to classify the cost of the construction of the personal pool of Michael Chavez, CEO, as compensation.

During 2016 and 2015, the Company obtained general liability insurance through a brokerage owned by a shareholder. Amounts paid to the brokerage were $17,259 and $4,789 in 2016 and 2015, respectively.

During 2016 and 2015, the Company paid a company owned by a shareholder $5,927 and $48,830, respectively, for tile and masonry services.

Reliant Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 9. Long Term Debt

Long-term debt at December 31, 2016 and December 31, 2015 is as follows:

	December 31, 2016	December 31, 2015
Term note with a bank secured by truck, payable in monthly installments of $537, including interest at 4.35% through February 11, 2021.	$24,476	$—

Total long-term debt	24,476	—
Less: current portion	(5,492)	—

Long-term debt, net of current portion	$18,984	$—

Future maturities of long-term debt are as follows:

Year Ending December 31,
2017	5,492
2018	5,736
2019	5,990
2020	6,256
2021	1,002
Total	$24,476

Note 10 – Subsequent events

During the first quarter of fiscal 2017, the Company learned that Michael Chavez, President and sole director, was barred from association with any FINRA member in any capability (as described above under “Directors, Executive Officers and Corporate Governance” – “Michael Chavez – President, Treasurer, Secretary, and Chairman (sole director)”). Mr. Chavez similarly became aware of the FINRA bar at the same time. Pursuant to Rule 506(d), Rule 506 of the Securities Act, is not available for a sale of securities if among other persons, any director or executive officer of an issuer has been subject to certain disqualifying events after September 23, 2013, including suspension or expulsion from membership in a self-regulatory organization (SRO), such as FINRA. However, in the event the disqualifying event occurred prior to September 23, 2013, the issuer is not prohibited from relying on Rule 506, provided that pursuant to Rule 506(e) of the Securities Act, an issuer is required to furnish to each purchaser, a reasonable time prior to sale, a description in writing of any matters that would have triggered disqualification under Rule 506(d)(1), but occurred before September 23, 2013.

As Mr. Chavez’s FINRA bar constituted a disqualifying event under Rule 506(d), the Company was required to furnish to each purchaser of shares of the Company, a reasonable time prior to sale, a description in writing of such event. The Company did not do that, because as described above, the Company and Mr. Chavez only recently became aware of the FINRA bar. Notwithstanding the fact that the Company was not aware of Mr. Chavez’s FINRA bar, the Company determined that such failure to provide such information may prohibit the Company from relying on a Rule 506 exemption for the prior issuances and sales of shares. We believe that all such transactions still complied with, and were exempt from registration under Section 4(a)(2) of the Securities Act, because the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; the securities were offered without any general solicitation by us or our representatives; no underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions; the securities sold/issued were subject to transfer restrictions, and the certificates evidencing the securities (or book entry issuances) contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom; and the securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Nevertheless, management determined that the Company would offer rescission to all of its shareholders in April 2017. In connection therewith, in April 2017, we offered every shareholder of our common stock the right to rescind their previous purchases and acquisitions and to receive, in exchange for any shares relinquished to us, a payment equal to their original purchase price or consideration provided, plus interest at the applicable statutory rate in the state in which they reside. The rescission offer expired at 5:00 pm (CST) on April 29, 2017. None of our shareholders opted to rescind their prior purchase/acquisitions in connection with the rescission offer.

Effective May 18, 2017, the Company’s Board of Directors approved a resolution authorizing the Company to classify the cost of the construction of the personal pool of Michael Chavez, CEO, which was recorded as a receivable from related party as of December 31, 2016, as compensation in fiscal year 2017.

[Back Page of Prospectus]

PROSPECTUS

RELIANT HOLDINGS, INC.

3,585,000 Shares of Common Stock

 We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until ninety (90) Days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS AUGUST 14, 2017